                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration Number 333-21905


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and prospectus. This Prospectus Supplement and the accompanying Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 9, 1997

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 26, 1997)

                               17,500,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                            ------------------------
    Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") is a fully integrated real estate company operated as a real estate investment trust for federal income tax purposes (a "REIT"). The Company owns a portfolio of real estate assets located primarily in 17 metropolitan submarkets in Texas and Colorado. The portfolio includes 58 office properties with an aggregate of approximately 18.0 million net rentable square feet, four full-service hotels with a total of 1,471 rooms and two destination health and fitness resorts, six retail properties and economic interests in three residential development corporations. The Company is one of the largest publicly held REITs in the United States.

    The Company will use the proceeds of this offering to facilitate the Company's pending acquisitions of (i) a portfolio of real estate and other assets consisting primarily of 14 office properties, with an aggregate of approximately 3.0 million net rentable square feet, located in the Dallas metropolitan area and (ii) approximately 90 behavioral healthcare facilities. Upon completion of these pending investments, the Company will have completed over $2.1 billion of real estate investments since the closing of its initial public offering on May 5, 1994, approximately $1.3 billion of which will have been completed since the closing of its public offering on October 2, 1996. Total return to shareholders from the October 1996 offering through April 8, 1997 was 39.6%, including distributions and share price appreciation.

    All of the common shares of beneficial interest (the "Common Shares") offered hereby are being sold by the Company. Of the 17,500,000 Common Shares offered hereby, 14,000,000 shares are being initially offered in the United States and Canada and the remaining 3,500,000 shares are being initially offered outside of the United States and Canada. See "Underwriting." Upon the closing of this offering, the Company's trust managers and senior management will beneficially own approximately 18.5% of the common equity of the Company.

    Since the closing of the Company's initial public offering, the Company has made regular quarterly distributions to holders of its Common Shares. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CEI." On April 8, 1997, the last reported sale price of the Common Shares on the NYSE was $27.875 per share. See "Price Range of Common Shares and Distributions." To ensure that the Company maintains its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 8.0% of the issued and outstanding Common Shares. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     SEE "RISK FACTORS" AT PAGE 2 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                                              PRICE TO             UNDERWRITING           PROCEEDS TO
                                                               PUBLIC              DISCOUNT(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share............................................            $                      $                      $
---------------------------------------------------------------------------------------------------------------------------
Total(3).............................................            $                      $                      $
===========================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $         .
(3) The Company has granted the several U.S. Underwriters a 30-day option to purchase up to 2,100,000 additional shares to cover any over-allotments and has granted the several International Managers a 30-day option to purchase up to 525,000 additional shares to cover any over-allotments. If both options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $         and
    $          , respectively. See "Underwriting."

                            ------------------------

    The Common Shares are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered
hereby will be made in New York, New York, on or about            , 1997.

                            ------------------------
MERRILL LYNCH & CO.
            BEAR, STEARNS & CO. INC.
                         DEAN WITTER REYNOLDS INC.
                                    DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION
                                            PAINEWEBBER INCORPORATED
                                                    SMITH BARNEY INC.
                            ------------------------
         The date of this Prospectus Supplement is             , 1997.

                               PROPERTY LOCATIONS


The inside front cover is a gatefold.

The outside of the gatefold displays one picture of each of the following five properties: Bank One Tower, in Austin, Texas, Trammell Crow Center, in Dallas, Texas, Frost Bank Plaza, in Austin, Texas, 160 Spear Street in San Francisco, California and Sonoma Mission Inn & Spa, in Sonoma, California. The outside gatefold also includes the Crescent logo.

The inside of the gatefold displays in the background a picture of 5050 Quorum, in Dallas, Texas (one of the 14 office properties in the Carter-Crowley Office Portfolio to be acquired by the Company). In addition, on the left-hand side of the gatefold a map of the United States that shows the location by state of the Properties owned by the Company and the Pending Investments described in the Prospectus Supplement. The map excludes the pending acquisition of 90 behavioral healthcare facilities, which have not been regionalized. It also includes two pie charts that display (i) the Company's property composition (including Pending Investments) as a percentage of funds from operations and (ii) the geographic distribution of the portfolio as a percentage of total investments (excluding the pending acquisition of 90 behavioral healthcare facilities, which have not been regionalized). The right-hand side of the gatefold includes two bar graphs (i) of the Company's Office portfolio in square feet since the Initial Offering and (ii) the improving aggregate submarket trends, for vacancy and rent, of the Company's Class A office submarkets (inclusive of the 3.0 million square foot Carter-Crowley Office Portfolio). It also includes one picture of Chancellor Park in San Diego, California and Reverchon Plaza in Dallas, Texas (one of the 14 office properties in the Carter-Crowley Office Portfolio).

                            ------------------------

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares offered hereby. Such transactions may include stabilizing transactions, the purchase of Common Shares to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following Prospectus Supplement Summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of Crescent Equities.

     Unless otherwise indicated, all information presented in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. Historical information has been adjusted, as applicable, to reflect the Company's two-for-one stock split, effected on March 26, 1997, in the form of a 100% share dividend.

     Certain matters discussed within this Prospectus Supplement are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing and other risks described in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

     Capitalized terms used herein and not otherwise defined are as defined in the Glossary appearing elsewhere in this Prospectus Supplement.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") located primarily in 17 metropolitan submarkets in Texas and Colorado. The Properties include 58 office properties with an aggregate of approximately 18.0 million net rentable square feet (the "Office Properties"), four full-service hotels with a total of 1,471 rooms and two destination health and fitness resorts (collectively, the "Hotel Properties"), six retail properties with an aggregate of approximately .6 million net rentable square feet (the "Retail Properties") and the real estate mortgages and non-voting common stock in three residential development corporations (the "Residential Development Corporations").

     The Company will use the proceeds of this offering (the "Offering") to facilitate the Company's pending acquisitions of (i) a portfolio of real estate and other assets (the "Carter-Crowley Portfolio") consisting primarily of 14 office properties (the "Carter-Crowley Office Portfolio"), with an aggregate of approximately 3.0 million net rentable square feet, located in the Dallas metropolitan area and (ii) approximately 90 behavioral healthcare facilities (the "Magellan Facilities"). Upon completion of these pending investments, the Company will have completed over $2.1 billion of real estate investments since the closing of the initial public offering of its common shares (the "Common Shares") on May 5, 1994 (the "Initial Offering"), approximately $1.3 billion of which will have been completed since the closing of the public offering of its Common Shares on October 2, 1996 (the "October 1996 Offering"). Management believes that it will be able to identify substantial opportunities for future real estate investments from a variety of sources, including life insurance companies and pension funds seeking to reduce their direct real estate investments, corporations divesting of nonstrategic real estate assets and private sellers requiring complex disposition structures.

     The Company's business objective is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through April 8, 1997, the total return to shareholders was 145.8%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 123.0%. From the October 1996 Offering through April 8, 1997, the total return to shareholders was 39.6%, with distributions having increased by approximately 10.9% and the market price per Common Share having increased by approximately 38.1%.

INVESTMENT STRATEGY

     The Company intends to continue utilizing its extensive network of relationships, its ability to identify underperforming assets, its market reputation and its ready access to capital to achieve favorable returns on invested capital and growth in cash flow by:

     - acquiring high-quality office properties at prices significantly below their estimated replacement cost in selected markets and submarkets that management expects to experience above-average population and employment growth as a result of desirable market and submarket conditions, demographic shifts and specific regional, national and global economic developments;

     - acquiring unique destination resort and luxury hotel properties at prices significantly below their estimated replacement cost; and

     - employing the corporate, transactional and financial skills of the Company's management team to structure innovative investments in other types of real estate assets.

     The Company's proven ability to structure innovative and complex transactions, such as its pending acquisitions of the Carter-Crowley Portfolio and the Magellan Facilities, provides it with a unique competitive advantage in making real estate investments and enhances its ability to execute its investment strategy.

OPERATING AND FINANCING STRATEGIES

     The Company seeks to enhance its operating performance and financial position by:

     - applying aggressive leasing strategies in order to capture the potential rental growth in the Company's existing portfolio of Office Properties as occupancy and rental rates increase with the recovery of the markets and submarkets in which the Company has invested;

     - achieving a high tenant retention rate at the Company's Office Properties through quality service, individualized attention to its tenants and active preventive maintenance programs;

     - empowering management and employing compensation formulas linked directly with enhanced operating performance of the Company and its Properties; and

     - optimizing the use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its opportunistic investment strategy.

     Upon the closing of the Offering, the Company's trust managers and senior management will beneficially own approximately 18.5% of the Company's common equity (consisting of Common Shares and units of ownership interest in the Operating Partnership ("Units"), including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 13.3% ownership position of Richard E. Rainwater, the Chairman of the Board of Trust Managers, the approximately 2.2% ownership position of John C. Goff, the Vice Chairman of the Board of Trust Managers, and the approximately 1.6% ownership position of Gerald W. Haddock, the President and Chief Executive Officer.

                                   PROPERTIES

OFFICE PROPERTIES

     The following table provides an overview of the Office Properties as of December 31, 1996 and the states, cities and submarkets in which they are located. For information regarding the Carter-Crowley Office Portfolio, which contains an aggregate of approximately 3.0 million net rentable square feet, see "Recent Developments -- Pending Investments -- Acquisition of Carter-Crowley Portfolio."

                                                                                     PERCENT
                                                         TOTAL       PERCENT OF     LEASED AT
                                          NUMBER OF     COMPANY     TOTAL COMPANY    COMPANY
         STATE, CITY, SUBMARKET           PROPERTIES     NRA(1)        NRA(1)       PROPERTIES
----------------------------------------  ----------   ----------   -------------   ----------
TEXAS
  DALLAS
    Uptown/Turtle Creek.................       2        1,444,383          8%           91%
    Far North Dallas....................       4        1,403,199          8            96
    Las Colinas.........................       3        1,198,801          7            99
    Central Business District
      ("CBD")(2)........................       1        1,128,331          6            80
    Richardson/Plano(3).................       3          301,033          2           100
    LBJ Freeway.........................       1          239,103          1            98
                                              --       ----------        ---           ---
      Subtotal/Weighted Average.........      14        5,714,850         32%           92%
                                              --       ----------        ---           ---
  FORT WORTH
    CBD.................................       1          954,895          5%           78%
                                              --       ----------        ---           ---
  HOUSTON
    Richmond/Buffalo Speedway...........      10        4,256,885         23%           74%
    The Woodlands.......................      12          812,359          5            92
    Katy Freeway........................       1          414,251          2           100
                                              --       ----------        ---           ---
      Subtotal/Weighted Average.........      23        5,483,495         30%           74%
                                              --       ----------        ---           ---
  AUSTIN
    CBD.................................       3        1,240,865          6%           84%
    Northwest...........................       1          125,959          1           100
    Southwest...........................       1           99,792          1            94
                                              --       ----------        ---           ---
      Subtotal/Weighted Average.........       5        1,466,616          8%           86%
                                              --       ----------        ---           ---
COLORADO
  DENVER
    Cherry Creek(4).....................       4          795,806          4%           73%
    CBD(5)..............................       2          720,417          4            96
    Denver Technology Center ("DTC")....       1          309,862          2            97
                                              --       ----------        ---           ---
      Subtotal/Weighted Average.........       7        1,826,085         10%           86%
                                              --       ----------        ---           ---
  COLORADO SPRINGS......................       1          252,857          1%          100%
                                              --       ----------        ---           ---
ARIZONA
  PHOENIX
    CBD.................................       1          476,373          3%           74%
    Camelback Corridor..................       1           86,451          1             0
                                              --       ----------        ---           ---
      Subtotal/Weighted Average.........       2          562,824          4%           63%
                                              --       ----------        ---           ---
LOUISIANA
  NEW ORLEANS
    CBD.................................       1          508,741          3%           74%
                                              --       ----------        ---           ---
NEBRASKA
  OMAHA
    CBD.................................       1          409,850          2%           98%
                                              --       ----------        ---           ---
NEW MEXICO
  ALBUQUERQUE
    CBD.................................       1          365,952          2%           90%
                                              --       ----------        ---           ---
CALIFORNIA
  SAN FRANCISCO
    South of Market - CBD...............       1          276,420          2%           20%
                                              --       ----------        ---           ---
  SAN DIEGO
    University Tower Centre ("UTC").....       1          195,733          1%           90%
                                              --       ----------        ---           ---
        TOTAL/WEIGHTED AVERAGE..........      58       18,018,318        100%           84%
                                              ==       ==========        ===           ===

---------------

(1) Represents net rentable area in square feet.
(2) The Company's Office Property in this submarket was acquired subsequent to December 31, 1996.
(3) One of the Company's Office Properties in this submarket (representing 154,329 net rentable square feet) was acquired subsequent to December 31, 1996.
(4) Two of the Company's Office Properties in this submarket (representing an aggregate of 246,589 net rentable square feet) were acquired subsequent to December 31, 1996.
(5) One of the Company's Office Properties in this submarket (representing 169,610 net rentable square feet) was acquired subsequent to December 31, 1996.

OFFICE PROPERTY MARKET INFORMATION

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1996 for Class A office properties in all submarkets in which the Company has invested or has pending investments in Class A office properties.

                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                           FOR ALL COMPANY SUBMARKETS

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                                AVG. RENT(1)               VACANCY
1992                                                                 16.17                      17.7
1993                                                                 15.92                      16.0
1994                                                                 16.48                      12.8
1995                                                                 17.59                      11.5
1996                                                                 19.52                      10.7

---------------

(1) Weighted average based on total net rentable square feet of Class A office properties in all Company submarkets.

Source: Compiled from third-party sources

HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties for the years ended December 31, 1995 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure performance based on available guest nights.

                                                              AVERAGE         AVERAGE       REVENUE PER
                                                             OCCUPANCY         DAILY         AVAILABLE
                                          YEAR                  RATE            RATE            ROOM
                                       COMPLETED/           ------------    ------------    ------------
 HOTEL PROPERTY(1)       LOCATION      RENOVATED   ROOMS    1995    1996    1995    1996    1995    1996
 -----------------       --------      ----------  -----    ----    ----    ----    ----    ----    ----
FULL-SERVICE/LUXURY
  HOTELS
Hyatt Regency Beaver
  Creek               Avon, CO            1989      295      70%     67%    $191    $207    $134    $139
Denver Marriott City
  Center              Denver, CO       1982/1994    613      77      79       98     108      76      85
Hyatt Regency
  Albuquerque         Albuquerque, NM     1990      395      74      77       87      93      64      71
Sonoma Mission Inn &
  Spa                 Sonoma, CA       1927/1987    168      86      92      169     181     146     166
                                                   -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                     1,471     77%     77%    $122    $131    $ 93    $101
                                                   =====     ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS
  RESORTS
Canyon Ranch-Tucson   Tucson, AZ          1980      240(2)   77%(3)  80%(3) $477(4) $479(4) $348(5) $366(5)
Canyon Ranch-Lenox    Lenox, MA           1989      202(2)   76(3)   81(3)   390(4)  407(4)  288(5)  320(5)
                                                   -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                      442      77%     81%    $437    $446    $321    $345
                                                   =====     ==      ==     ====    ====    ====    ====

---------------

(1) The Company cannot, consistent with its status as a REIT for federal income tax purposes, operate the Hotel Properties directly and, accordingly, has leased the Hotel Properties to lessees pursuant to long-term leases. See "Properties -- Hotel Leases."
(2) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.
(3) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.
(4) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.
(5) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

                              RECENT DEVELOPMENTS

PENDING INVESTMENTS

     As of March 31, 1997, the Company had pending approximately $738.8 million of additional investments. This amount includes the approximately $698.0 million of investments (the "Pending Investments") to be made by the Company primarily in connection with the pending acquisitions of the Carter-Crowley Office Portfolio, certain other assets included in the Carter-Crowley Portfolio and the Magellan Facilities. This amount also includes approximately $40.8 million of investments to be made by a new corporation to be established by the Company ("Crescent Affiliate") and funded by the Company in the form of cash contributions and loans to Crescent Affiliate. See "-- Proposed Spin-Off" below. The Pending Investments and the investments to be made by Crescent Affiliate, which are expected to close in the second quarter of 1997, are subject to various closing conditions. There is no assurance that the Pending Investments or the investments to be made by Crescent Affiliate will be completed.

     On a pro forma basis, after giving effect to the Pending Investments and completed acquisitions from January 1, 1996 as if they had occurred on January 1, 1996, the Company's office properties, hotel properties and behavioral health care facilities would have accounted for approximately 77%, 8% and 13%, respectively, of the Company's total rental revenues for the year ended December 31, 1996. The Company's office properties in Dallas/Fort Worth, Houston and Austin, Texas and in Denver, Colorado will represent, upon completion of the Pending Investments, an aggregate of approximately 88% of its office portfolio based on total net rentable square feet and, on a pro forma basis, after giving effect to the Pending Investments and completed acquisitions from January 1, 1996 as if they had occurred on January 1, 1996, would have accounted for an aggregate of approximately 87% of office property rental revenues for the year ended December 31, 1996.

PROPOSED SPIN-OFF

     The Company intends to establish a new corporation, Crescent Affiliate, the shares of which will be distributed to the shareholders of Crescent Equities and the partners of the Operating Partnership, on a pro rata basis, in a spin-off.

     Crescent Affiliate will acquire certain non-real estate assets contained in the Carter-Crowley Portfolio, an approximately 50% interest in the entity that will lease and operate the Magellan Facilities to be acquired by the Company and warrants to purchase common stock of Magellan Health Services, Inc. ("Magellan"). The Company will provide approximately $40.8 million in the form of cash contributions and loans to be used by Crescent Affiliate to acquire these assets. The Company will also make available to Crescent Affiliate a line of credit in the amount of approximately $20.0 million to be used by Crescent Affiliate to fulfill certain ongoing obligations associated with these assets. In addition, Crescent Affiliate will obtain certain rights pursuant to the terms of an intercompany agreement to be entered into with the Company in connection with the spin-off.

     The spin-off is designed to provide the shareholders of the Company at the time of the spin-off with the ability to benefit from both the real estate operations of the Company and the related business operations of Crescent Affiliate. As a result of the spin-off, Crescent Affiliate will become a public company, the shares of which are expected to be publicly traded no later than the effective date of the spin-off.

     It is anticipated that Messrs. Rainwater, Goff and Haddock will hold the same offices with Crescent Affiliate that they currently hold with the Company. In addition, it is expected that the board of directors of Crescent Affiliate will consist of seven members, five of which (including Messrs. Rainwater, Goff and Haddock) are currently trust managers of the Company and two of which are persons who will not be affiliated with the Company.

COMPLETED INVESTMENTS

     Since the October 1996 Offering, the Company has completed approximately $693.0 million of real estate investments, consisting primarily of 21 Office Properties containing approximately 7.4 million net rentable square feet, four retail properties containing approximately .4 million net rentable square feet, one full-service hotel and one destination health and fitness resort. The 21 Office Properties are located in submarkets of metropolitan areas within Texas (in Dallas, Houston and Austin), Colorado (in Denver) and California (in San Francisco and San Diego).

FINANCING ACTIVITIES

     The Company obtained a $175 million credit facility (the "Credit Facility") in June 1996 to enhance the Company's financial flexibility in making new real estate investments. Advances under the Credit Facility bear interest at the Eurodollar rate plus 185 basis points. The Credit Facility is unsecured and expires in March 1999. The Company has entered into a commitment letter with the lender under the Credit Facility to increase the amount of the Credit Facility to $350 million, decrease the interest rate to the Eurodollar rate plus 138 basis points and extend the term until April 2000. Management believes that the modification of the Credit Facility will be completed in April 1997.

STOCK SPLIT

     On March 2, 1997, the Company declared a two-for-one stock split in the form of a 100% share dividend. The share dividend was paid on March 26, 1997 to shareholders of record on March 20, 1997.

                                 DISTRIBUTIONS

     The Company intends to continue making regular quarterly distributions to its shareholders. The Company's current quarterly distribution rate is $.305 per Common Share, an indicated annualized distribution of $1.22 per Common Share. Future distributions will be at the discretion of the Board of Trust Managers.

     In addition, the Company intends to make an additional one-time distribution of shares of Crescent Affiliate, which will be distributed to the shareholders of Crescent Equities and the partners of the Operating Partnership, on a pro rata basis, in a spin-off expected to occur by the end of the second quarter of 1997. Based on the Company's allocation of value to the assets expected to be acquired by Crescent Affiliate, management estimates that the value of the distribution will be $.10 to $.15 per Common Share.

                                  THE OFFERING

     All of the Common Shares offered hereby are being offered by the Company.

Common Shares Offered
  U.S. Offering....................................  14,000,000 shares
  International Offering...........................  3,500,000 shares
          Total....................................  17,500,000 shares
Common Shares to be Outstanding After the
  Offering.........................................  89,824,190 shares
Common Shares to be Outstanding and Issuable in
  Exchange for Units After the Offering(1).........  103,104,862 shares
Use of Proceeds....................................  To fund a portion of the purchase price of the
                                                     Pending Investments and to provide cash
                                                     contributions and loans to Crescent Affiliate in
                                                     connection with its formation and
                                                     capitalization.
NYSE Symbol........................................  "CEI"

---------------

(1) Units are exchangeable on a one-for-two basis for Common Shares or, at the option of the Company, cash, subject to certain exceptions.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth certain summary financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with "Selected Financial Data" and the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

     The pro forma information for the year ended December 31, 1995 assumes completion, in each case as of January 1, 1995 in determining operating and other data, of (i) the Company's public offering of its Common Shares in April 1995 (the "April 1995 Offering") and Mr. Rainwater's concurrent $31 million investment in the Operating Partnership and the use of the net proceeds therefrom to repay approximately $167 million of indebtedness secured by certain of the Properties, (ii) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (iii) the Offering and the use of the net proceeds therefrom to fund the approximately $308.0 million purchase price of the portion of the Carter-Crowley Portfolio to be acquired by the Company, to fund approximately $40.8 million in connection with the formation and capitalization of Crescent Affiliate and to fund approximately $111.0 million of the purchase price for the assets to be acquired in the Magellan transaction, (iv) additional borrowings of approximately $279.0 million, at an assumed interest rate of 7.0%, to fund the remaining portion of the purchase price for the assets to be acquired in the Magellan transaction and
(v) the acquisition of the Properties acquired during 1995, 1996 and 1997.

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, and, in each case as of December 31, 1996 in determining balance sheet data, of (i) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (ii) the Offering and the use of the net proceeds therefrom to fund the approximately $308.0 million purchase price of the portion of the Carter-Crowley Portfolio to be acquired by the Company, to fund approximately $40.8 million in connection with the formation and capitalization of Crescent Affiliate and to fund approximately $111.0 million of the purchase price for the assets to be acquired in the Magellan transaction, (iii) additional borrowings of approximately $279.0 million, at an assumed interest rate of 7.0%, to fund the remaining portion of the purchase price for the assets to be acquired in the Magellan transaction and (iv) the acquisition of the Properties acquired during 1996 and 1997.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    COMPANY
                                    ------------------------------------------------------------------------

                                                                                                  FOR THE
                                                                                                PERIOD FROM
                                     PRO FORMA                     PRO FORMA                    MAY 5, 1994
                                     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED         TO
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1996           1996           1995           1995           1994
                                    ------------   ------------   ------------   ------------   ------------
                                    (UNAUDITED)                   (UNAUDITED)
OPERATING DATA:
Total Revenue.....................  $   426,905     $  208,861    $   413,581     $  129,960     $   50,343
Operating income (loss)...........      112,591         44,101        108,304         30,858         10,864
Income (loss) before minority
  interest and extraordinary
  item............................      116,441         47,951        113,804         36,358         12,595
Income per share before
  extraordinary item..............  $      1.12     $      .72    $      1.08     $      .66     $      .28
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets......................  $ 2,723,562     $1,730,922             --     $  964,171     $  538,354
Total debt........................    1,212,786        667,808             --        444,528        194,642
Total stockholders' equity........    1,312,822        865,160             --        406,531        235,262
OTHER DATA:
Funds from Operations before
  minority interest(1)............  $   188,754     $   87,616    $   184,606     $   64,475     $   32,723
Cash dividend declared per
  share...........................           --     $     1.16             --     $     1.05     $      .65
Weighted average Common Shares
  outstanding and issuable in
  exchange for Units..............  103,059,240     64,648,842    103,059,240     54,182,006     44,997,710
Cash flow provided by (used in):
  Operating activities............           --(2)  $   77,384             --(2)  $   65,011     $   21,642
  Investing activities............           --(2)    (513,038)            --(2)    (421,406)      (260,666)
  Financing activities............           --(2)     444,315             --(2)     343,079        265,608

                                        RAINWATER PROPERTY GROUP
                                    ---------------------------------
                                     FOR THE
                                      PERIOD
                                       FROM
                                    JANUARY 1,        YEAR ENDED
                                     1994 TO         DECEMBER 31,
                                      MAY 4,     --------------------
                                       1994        1993       1992
                                    ----------   --------   ---------

OPERATING DATA:
Total Revenue.....................   $ 21,185    $ 57,168   $  49,586
Operating income (loss)...........     (1,599)    (53,024)    (36,612)
Income (loss) before minority
  interest and extraordinary
  item............................     (1,599)    (53,024)    (36,612)
Income per share before
  extraordinary item..............         --          --          --
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets......................         --    $290,869   $ 296,291
Total debt........................         --     278,060     548,517
Total stockholders' equity........         --       2,941    (328,240)
OTHER DATA:
Funds from Operations before
  minority interest(1)............         --          --          --
Cash dividend declared per
  share...........................         --          --          --
Weighted average Common Shares
  outstanding and issuable in
  exchange for Units..............         --          --          --
Cash flow provided by (used in):
  Operating activities............   $  2,455    $  9,313   $    (640)
  Investing activities............     (2,379)    (20,572)     (8,924)
  Financing activities............    (21,310)     28,861      14,837

---------------
(1) Funds from Operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), and as used herein, means net income (loss) (determined in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed description of FFO, see "Selected Financial Data."
(2) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a REIT, which owns a portfolio of Properties located primarily in 17 metropolitan submarkets in Texas and Colorado. The Properties include 58 Office Properties with an aggregate of approximately 18.0 million net rentable square feet, four full-service Hotel Properties with a total of 1,471 rooms and two destination health and fitness resort Hotel Properties that can accommodate up to 442 guests daily, six Retail Properties with an aggregate of approximately .6 million net rentable square feet and the real estate mortgages (the "Residential Development Property Mortgages") and non-voting common stock in the three Residential Development Corporations.

     The business objective of the Company is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through April 8, 1997, the total return to shareholders was 145.8%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 123.0%. From the October 1996 Offering through April 8, 1997, the total return to shareholders was 39.6%, with distributions having increased by approximately 10.9% and the market price per Common Share having increased by approximately 38.1%.

     The Company has achieved these results by employing a well-defined investment strategy that focuses on high-quality office properties in selected growth markets, unique destination resort and luxury hotel properties and other opportunistic real estate investments. In addition, the Company employs an operating strategy that is designed to capitalize on the rental growth potential of the Company's Office Property portfolio.

INVESTMENT STRATEGY

     The Company acquires both premier and underperforming assets by utilizing its extensive network of relationships, market reputation, ready access to capital and ability to structure transactions creatively. Management believes that it will be able to identify substantial opportunities for future real estate investments from sources such as life insurance companies and pension funds seeking to reduce their direct real estate investments, corporations divesting of nonstrategic real estate assets and sellers requiring complex disposition structures.

     The Company's targeted investments include office properties that can be acquired at significant discounts from replacement cost and that provide both a favorable current return on invested capital and the opportunity for significant cash flow growth through future increases in rental rates. Integral to this investment strategy is the identification of specific markets and submarkets that management believes will experience significant increases in demand for office space due to the impact of factors that management expects to have a positive effect on population and employment growth, including (i) desirable market and submarket conditions, such as political environments favorable to business, the availability of skilled and competitively priced labor, favorable corporate and individual tax structures, affordable housing and a favorable quality of life (as in markets such as Albuquerque, Omaha and Austin), (ii) demographic shifts in the United States (such as the relocation of businesses and the migration of people from the Northeast and the West Coast to Texas, Colorado and Arizona) and (iii) specific regional, national and global economic developments, such as an increase in demand for natural resources and the resulting employment growth in markets that have a significant presence in the oil and gas industry (as in Houston and New Orleans) and an improvement in economic conditions as a result of growth in the technology industry and international trade (as in San Francisco and San Diego).

     The markets and submarkets in which the Company concentrates its acquisitions of office properties are those in which, in addition to anticipated above-average population and employment growth, replacement cost rental rates are significantly in excess of current market rental rates. Management believes that investment in markets and submarkets in which market rental rates are below the level necessary to justify new construction of competitive properties will allow the Company to continue to increase rental rates and cash flows as demand for available office space increases.

     In addition to office properties, the Company targets destination resort and luxury hotel properties which, due to their high replacement cost or unique concept or location, are difficult to replace and experience little or no direct competition. The recent increase in demand for destination resort and luxury hotel rooms has been met with virtually no increase in the supply of rooms, resulting in increasing occupancies and room rates. Management anticipates that this trend will continue. In addition, management believes that numerous opportunities to purchase destination resort and luxury hotel properties at prices significantly below replacement cost will continue to be available. The competition for such acquisitions is limited as a result of (i) the high dollar value of these types of properties, (ii) the specialized management expertise necessary to operate destination resorts and luxury hotels and (iii) the complex ownership structures currently associated with these types of properties. As a result, management believes that the Company will be able to acquire these types of properties on terms that will provide attractive returns and substantial potential for cash flow growth.

     The Company also seeks other opportunistic real estate investments that offer superior returns on its capital investment. For example, the Company has entered into an agreement to acquire the Magellan Facilities in a transaction designed to provide the Company, based on its investment in the properties, with an attractive lease payment, and also to provide the shareholders of the Company with the opportunity to benefit from the operations of the Magellan Facilities through the distribution to the shareholders of the Company of the shares of Crescent Affiliate, which will invest in the operator of the Magellan Facilities. See "Recent Developments -- Pending Investments -- Magellan Transaction."

     Upon completion of the Pending Investments, the Company will have completed over $2.1 billion of real estate investments since the Initial Offering, approximately $1.3 billion of which will have been completed since the October 1996 Offering. As a result, the Company's investment in real estate assets will have increased by approximately 527% since the Initial Offering, and by approximately 110% since the October 1996 Offering. Management believes that the Company's success in completing investments is the result of several competitive advantages, including (i) management's ability, due to its extensive network of relationships, to identify property acquisition opportunities, often before the property is offered for sale, (ii) the proven ability of management to identify underperforming assets that can be acquired at market prices not reflecting their potential value, (iii) management's skill and creativity in consummating unusual and complex transactions, such as acquisitions of mixed-use facilities and portfolios that include traditional real estate assets, non-traditional real estate assets and, in certain instances, other types of income-producing or operating assets, and transactions that satisfy the special needs of sellers and
(iv) the Company's reputation for "certainty of closure" as a result of its proven ability to complete large, time-sensitive transactions based on its internal due diligence capability and expertise and its ready access to capital. Management also believes that these competitive advantages offer the Company increased opportunities to acquire attractive properties, often on terms more favorable than those available to other potential purchasers.

OPERATING STRATEGY

     The Company maintains an aggressive leasing strategy in order to capture the potential rental growth in its portfolio of Office Properties as the submarkets in which the Company has invested continue to recover and occupancy and rental rates increase. As of December 31, 1996, the weighted average full-service rental rate (i.e., including expense recoveries) for the Company's Office Properties was $17.60 per square foot (including free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles), compared to an estimated weighted average full-service replacement cost rental rate (the rate estimated by management to be necessary to justify new construction of comparable buildings) of $26.54 per square foot. Many of the Company's submarkets have experienced substantial rental rate growth during the past two years. As a result, the Company has been successful in renewing or re-leasing office space in these markets at rental rates significantly above expiring rental rates. For the year ended December 31, 1996, leases were signed renewing or re-leasing 639,548 net rentable square feet of office space at a weighted average full-service rental rate and an FFO annual net effective rate (calculated as weighted average full-service rental rate minus operating expenses) of $20.52 and $14.52 per square foot, respectively, compared to expiring leases with a weighted average full-service rental rate and an FFO annual net effective rate of $16.13 and $10.15 per square foot, respectively (with each of these weighted average full-service rental rates including free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles).

This represents increases in the weighted average full-service rental rate and in the FFO annual net effective rate of 27% and 43%, respectively.

     The Company focuses its operational efforts at its Office Properties on providing quality service, individualized attention to tenants and active preventive maintenance programs, while managing Property operating expenses to ensure competitive pricing. Management believes that this focus on creating and maintaining long-term relationships with its tenants will increase tenant retention, which in turn will reduce vacancy rates and leasing costs and enhance overall operating performance.

     The Company provides its skilled management team with substantial flexibility in conducting Company operations while offering incentives that reward management based on compensation formulas linked directly with enhanced operating performance. Upon the closing of the Offering, the Company's trust managers and senior management will beneficially own approximately 18.5% of the common equity of the Company (consisting of Common Shares and Units, including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 13.3% ownership position of Mr. Rainwater, the approximately 2.2% ownership position of Mr. Goff and the approximately 1.6% ownership position of Mr. Haddock.

FINANCING STRATEGY

     The Company intends to maintain a conservative capital structure with total debt targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its opportunistic investment strategy and maximize the returns to its shareholders.

ORGANIZATION

     Crescent Equities is organized as a Texas real estate investment trust. On December 31, 1996, Crescent Equities became the successor to the Predecessor Corporation through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities.

     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                              RECENT DEVELOPMENTS

PENDING INVESTMENTS

     The following briefly describes the Pending Investments and the investments to be made by Crescent Affiliate. A more detailed description of these investments is contained in the Company's Current Report on Form 8-K dated January 29, 1997, as amended. The Pending Investments and the investments to be made by Crescent Affiliate are expected to close by the end of the second quarter of 1997 and are subject to various closing conditions. There is no assurance that these investments will be completed.

     Weighted average quoted market rental rates and occupancy and leasing percentages for the Company's submarkets, as specified below or as set forth under "-- Completed Investments" and in more detail under "Properties," are derived from third-party sources, consisting of Jamison Research, Inc., Baca Landata, Inc., The Woodlands Corporation, Cushman & Wakefield of Texas, Inc., CB Commercial, Cushman & Wakefield of Colorado, Inc., Turner Commercial Research, Grubb and Ellis Company, Pacific Realty Group, Inc., Koll Market Research and John Burnham & Co. Weighted average quoted market rental rates do not necessarily represent the amounts at which available space at the Company's Office Properties will be leased.

     Acquisition of Carter-Crowley Portfolio. On February 10, 1997, the Company entered into a contract to acquire, for $383.3 million, substantially all of the assets of Carter-Crowley, Inc. ("Carter-Crowley"), an unaffiliated company controlled by the family of Donald J. Carter. The Carter-Crowley Portfolio includes the Carter-Crowley Office Portfolio, approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multifamily residential properties located in the Dallas/Fort Worth metropolitan area, marketable securities, an approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks NBA basketball franchise, secured and unsecured promissory notes and certain other assets (including operating businesses). A portion of the Carter-Crowley Portfolio will be acquired by the Company and a portion will be acquired by Crescent Affiliate with funds received from the Company in the form of cash contributions and loans. The Company has exercised its right under the contract to require Carter-Crowley to liquidate the approximately $47.0 million of marketable securities and reduce the total purchase price by a corresponding amount to $336.3 million. The assets in the Carter-Crowley Portfolio have been preliminarily allocated between the Company and Crescent Affiliate and the purchase price preliminarily allocated among these assets. These allocations of assets and purchase prices are subject to adjustment prior to closing of the transaction.

     The Company anticipates that it will acquire assets from the Carter-Crowley Portfolio, with an aggregate purchase price of approximately $308.0 million, consisting primarily of the Carter-Crowley Office Portfolio, the two multifamily residential properties, the approximately 1,216 acres of undeveloped land and the secured and unsecured promissory notes relating primarily to the Dallas Mavericks. In addition to the promissory notes relating to the Dallas Mavericks, it is anticipated that the Company will obtain rights from the current holders of the majority interest in the Dallas Mavericks to a contingent $10.0 million payment if a new arena is built within a 75-mile radius of Dallas.

     The remainder of the Carter-Crowley Portfolio will be purchased by Crescent Affiliate utilizing cash contributions and loan proceeds that will be provided to Crescent Affiliate by the Company. These assets, which have an estimated value of approximately $28.3 million, are expected to consist primarily of the approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks, an approximately 1% interest in a private venture capital fund, a 100% interest in a construction equipment sale, leasing and services company, certain direct non-operating working interests in various oil and gas wells and an approximately 35% limited partner interest in two oil and gas limited partnerships that own working interests in various oil and gas wells.

     The Company identified the Carter-Crowley Portfolio, which had not been marketed for sale, as a result of management's extensive network of relationships. In addition, the agreement to acquire the Carter-Crowley Portfolio was reached, in part, as a result of management's ability to develop an innovative structure, involving the spin-off of Crescent Affiliate, that satisfied the seller's requirement that the acquisition include not only the Carter-Crowley Office Portfolio, but also all of the other assets in the Carter-Crowley Portfolio. This structure was also designed to provide the shareholders of the Company at the time of the spin-off with the opportunity to participate in the benefits that may be derived from all of the assets in the Carter-Crowley Portfolio, including the real estate assets (which are traditionally owned by REITs) and the other income-producing and operating assets.

     The Company has preliminarily allocated approximately $205.0 million (approximately $68.33 per square foot) of the purchase price to the Carter-Crowley Office Portfolio. The Carter-Crowley Office Portfolio contains an aggregate of approximately 3.0 million net rentable square feet in seven suburban Dallas submarkets. The buildings, which were constructed principally between 1980 and 1986, range in size from approximately 40,000 to approximately 634,000 net rentable square feet and, as of December 31, 1996, were 91% leased. The acquisition of the Carter-Crowley Office Portfolio will increase the Company's ownership of office space in the Dallas market to more than 8.7 million net rentable square feet and to 13% of the Class A office space in the Dallas market. The weighted average full-service rental rates for the Carter-Crowley Office Portfolio were $12.18 per leased square foot, compared to a weighted average quoted market rental rate for the submarkets in which the Carter-Crowley Office Portfolio is located of $18.63 per square foot. The Carter-Crowley Office Portfolio has a weighted average remaining lease term of
3.75 years. Major tenants include CompUSA, Inc., Aetna Life Insurance Company, United States Data Corporation and Northern Telecom, Inc.

     The following table provides information for the Carter-Crowley Office Portfolio by submarket as of December 31, 1996.

                                                      TOTAL
                                                       NET                   WEIGHTED AVERAGE    OFFICE     WEIGHTED AVERAGE
                                         NUMBER     RENTABLE     PERCENT       FULL-SERVICE     SUBMARKET     QUOTED MARKET
                                           OF         AREA      LEASED AT    RENTAL RATE PER     PERCENT     RENTAL RATE PER
      CLASSIFICATION, SUBMARKET        PROPERTIES   (SQ. FT.)   PROPERTIES    SQUARE FOOT(1)    LEASED(2)   SQUARE FOOT(2)(3)
-------------------------------------  ----------   ---------   ----------   ----------------   ---------   -----------------
CLASS A
Stemmons Freeway.....................       1         634,381       92%           $12.54           60%(4)         $16.87
Far North Dallas.....................       3         494,496       98             12.67           98              20.88
Uptown/Turtle Creek..................       2         485,088       79             12.20           86              22.99
Richardson/Plano.....................       2         418,234      100             13.23           98              19.14
LBJ Freeway..........................       1         213,915       89             13.08           95              20.32
Las Colinas..........................       1          74,861       99             11.95           95              23.14
                                           --       ---------      ---            ------           --             ------
  Subtotal/Weighted Average..........      10       2,320,975       92%           $12.67           92%            $19.93
                                           --       ---------      ---            ------           --             ------
CLASS B
Central Expressway...................       2         413,721       85%           $11.04           82%            $13.82
LBJ Freeway..........................       1         244,879       92              9.61           91              14.92
Far North Dallas.....................       1          40,525      100             10.75           90              15.56
                                           --       ---------      ---            ------           --             ------
  Subtotal/Weighted Average..........       4         699,125       88%           $10.50           89%            $14.31
                                           --       ---------      ---            ------           --             ------
        TOTAL/WEIGHTED AVERAGE.......      14       3,020,100       91%           $12.18           91%            $18.63
                                           ==       =========      ===            ======           ==             ======

---------------

(1) Calculated based on base rent payable as of December 31, 1996, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles, and including expenses payable by tenants.
(2) Source -- Jamison Research, Inc.
(3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space in the Carter-Crowley Office Portfolio will be leased. The weighted average subtotals and total are based on total net rentable square feet in each submarket of the Class A and/or Class B office properties, as applicable, in the Carter-Crowley Office Portfolio.
(4) Includes two buildings with an aggregate of approximately 530,000 net rentable square feet which, subsequent to December 31, 1996, have been reclassified as "owner occupied" and will not be included in Class A office space in 1997. Excluding these two buildings, management estimates that the percent leased in this submarket would have been approximately 75% as of December 31, 1996.

     The Carter-Crowley Office Portfolio is leased to more than 450 tenants, the major tenants having principal businesses in the industry sectors of technology, financial services and media services. None of the tenants in the 14 office properties comprising the Carter-Crowley Office Portfolio lease over 10% of the aggregate net rentable area.

     The following table sets forth for the Carter-Crowley Office Portfolio, on an aggregate basis, a schedule of lease expirations for leases in place as of December 31, 1996, for each of the 10 years beginning with January 1, 1997, assuming that none of the tenants exercises renewal options, and excluding 290,590 square feet of unleased space. For the year ended December 31, 1996, the weighted average amount of excess expenses paid by tenants for all leases was $.16 per square foot.

                                             1997         1998         1999         2000         2001         2002         2003
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Sq. Ft.(1)..............................     176,724      419,145      389,846      591,687      413,361      183,282      366,656
% Sq. Ft.(2)............................        6.5%        15.4%        14.3%        21.7%        15.1%         6.7%        13.4%
Annual Rent(3)..........................  $2,015,800   $5,281,006   $4,829,621   $8,180,128   $5,703,691   $2,423,756   $5,201,805
No. of Tenants..........................          91          111          102           78           58           15            7
Rent per Sq. Ft.........................      $11.41       $12.60       $12.39       $13.83       $13.80       $13.22       $14.19
Quoted Market Rental Rate...............      $18.63
per Sq. Ft.(4)

                                                                              2007 &
                                             2004        2005       2006      BEYOND
                                          ----------   --------   --------   --------
Sq. Ft.(1)..............................     100,041         --     41,072     47,696
% Sq. Ft.(2)............................        3.7%       0.0%       1.5%       1.7%
Annual Rent(3)..........................  $1,398,813         --   $635,055   $906,224
No. of Tenants..........................           5         --          2          1
Rent per Sq. Ft.........................      $13.98         --     $15.46     $19.00
Quoted Market Rental Rate...............
per Sq. Ft.(4)

---------------

(1) Total net rentable square feet represented by expiring leases.
(2) Percentage of total net rentable square feet represented by expiring leases.
(3) Calculated based on base rent payable as of the expiration day of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and excluding all expenses payable by tenants.
(4) Represents the weighted average full-service quoted market rental rate, as of December 31, 1996, for all submarkets in which the office properties in the Carter-Crowley Office Portfolio are located, based on total net rentable square feet in the Carter-Crowley Office Portfolio.

     Magellan Transaction. On January 29, 1997, the Company entered into an agreement with Magellan to acquire substantially all of the real estate assets of Magellan's domestic hospital provider business as currently owned and operated by a wholly owned subsidiary of Magellan. The Magellan transaction involves various components, certain of which relate to the Company and certain of which relate to Crescent Affiliate, a new corporation to be established by the Company. See "-- Proposed Spin-Off" below. Closing of the transaction is subject to approval of the transaction by the stockholders of Magellan. The total purchase price for the assets to be acquired in the Magellan transaction is $400 million. Of this amount, it is anticipated that $390 million will be paid by the Company for the Magellan Facilities and certain warrants to purchase shares of common stock of Magellan and $10 million will be paid by Crescent Affiliate for its interest in a limited liability company ("CBHS") and certain warrants to purchase shares of common stock of Magellan. CBHS will be owned 50% by Crescent Affiliate and 50% by Magellan, subject to potential dilution of each of Magellan and Crescent Affiliate by up to 5% in connection with future incentive compensation of management of CBHS.

     The principal component of the transaction is the Company's acquisition of the Magellan Facilities, which are to be leased to CBHS, and the subsidiaries of CBHS, under a triple-net lease. The lease will require the payment of annual minimum rent in the amount of $40 million, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. All maintenance and capital improvement costs will be the responsibility of CBHS during the term of the lease. In connection with the Magellan transaction, the Company also will receive warrants to purchase 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from May 1998 through May 2009.

     In connection with the closing of the Magellan transaction, Crescent Affiliate will acquire its interest in CBHS and certain warrants to purchase shares of Common Stock of Magellan in exchange for an initial payment of $10 million, with an additional $2.5 million payable to CBHS within five days following the closing. Magellan will acquire its interest in CBHS in exchange for the contribution of certain assets, with an additional $2.5 million payable to CBHS within five days following the closing. In addition, each of Crescent Affiliate and Magellan will agree to lend to CBHS in equal amounts, upon request by Magellan during the five years following the closing, up to an aggregate of $17.5 million. Any such loans will bear interest at the rate of 10% per annum and have a term of five years. CBHS, as lessee of the Magellan Facilities, will be responsible for operating the Magellan Facilities. Pursuant to a franchise arrangement with an initial term of 12 years, Magellan will provide to CBHS and its subsidiaries certain services necessary or desirable for the operation of the business to be conducted at the Magellan Facilities (including the provision of policies, procedures and protocols for operation of the Magellan Facilities and of a toll-free patient referral number) in exchange for an annual franchise fee of $81 million plus the greater of annual cost-of-living adjustments or a percentage of CBHS's gross revenues, as defined in the franchise agreement. The payment by CBHS to Magellan of the annual franchise fee will be subordinated to the payment by CBHS to the Company of annual minimum rent. In addition, Magellan will not have the right to terminate the franchise agreement due to the nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. In connection with the Magellan transaction, Crescent Affiliate will also acquire warrants to purchase 1,283,311 shares of common stock of Magellan. These warrants will have the same terms as the warrants to be purchased by the Company from Magellan. In addition, Crescent Affiliate will issue to Magellan warrants to purchase up to 2.5% of its common stock outstanding on the closing date, with such warrants exercisable only in the same proportion as the Company and Crescent Affiliate, in the aggregate, exercise their warrants to purchase common stock of Magellan.

     This unique transaction is structured to provide the Company with a secure, above-average return on its investment as a result of the priority of annual minimum rent to the franchise fees and the initial amount and annual escalation in the lease payments. In addition, the structure of the transaction is intended to provide the shareholders of the Company at the time of the spin-off with the opportunity to benefit from the operations of the Magellan Facilities through Crescent Affiliate's interest in CBHS. The warrants to purchase shares of common stock of Magellan also will allow the Company and its shareholders to participate in any appreciation in the price of the common stock of Magellan. Management believes that the complex and innovative structure of this transaction demonstrates its ability to consummate transactions and to provide the Company and its shareholders with benefits that are not readily available to other REITs.

     Effect of Pending Investments. On a pro forma basis, after giving effect to completed acquisitions from January 1, 1996 as if they had occurred on January 1, 1996, the Office Properties and the Hotel Properties would have accounted for approximately 87% and 10%, respectively, of the Company's total rental revenues for the year ended December 31, 1996. On a pro forma basis, after giving effect to the Pending Investments and completed acquisitions from January 1, 1996 as if they had occurred on January 1, 1996, the Company's office properties, hotel properties and behavioral healthcare facilities would have accounted for approximately 77%, 8% and 13%, respectively, of the Company's total rental revenues for the year ended December 31, 1996.

PROPOSED SPIN-OFF

     The Company intends to establish a new corporation, Crescent Affiliate, the shares of which will be distributed to the shareholders of Crescent Equities and the partners of the Operating Partnership, on a pro rata basis, in a spin-off.

     It is anticipated that, under an intercompany agreement to be entered into in connection with the spin-off, the Company and Crescent Affiliate will agree to provide each other with rights to participate in certain transactions and to make certain investments. For example, Crescent Affiliate will agree not to acquire or make investments in real estate unless it has notified the Company of the acquisition or investment opportunity, and the Company has determined not to make such acquisitions or investments. Crescent Affiliate also will agree to assist the Company in structuring and consummating any such acquisition or investment in real estate which the Company elects to pursue, with the terms and structure of such acquisition or investment to be determined by the Company. Similarly, the Company will provide Crescent Affiliate with a right of first offer (i) to become lessee of any real property that may be acquired by the Company as to which the Company, consistent with its status as a REIT, must enter into a "master" lease arrangement and (ii) to participate in transactions, or make investments, where the Company is unable to pursue the entire transaction or investment. The Company may, but will not be required to, offer Crescent Affiliate the opportunity to participate in transactions, or make investments, where the Company is able to pursue the entire transaction or investment. In addition, each party will notify the other party of investment opportunities developed by such party or of which such party is aware but is unable or unwilling to pursue. The Company, in its sole discretion, will make all decisions as to its ability or inability to pursue transactions or investments. It is also anticipated that Crescent Affiliate will enter into negotiations with the lessees of certain of the Hotel

Properties to acquire the rights of such lessees. No such negotiations are currently ongoing and there is no assurance that any such agreements will be reached.

     The Company will provide to Crescent Affiliate approximately $40.8 million in the form of cash contributions and loans to be used by Crescent Affiliate to acquire certain assets in the Carter-Crowley Portfolio, its interest in CBHS and warrants to purchase shares of common stock of Magellan. The Company will also make available to Crescent Affiliate a line of credit in the amount of approximately $20.0 million to be used by Crescent Affiliate to fulfill certain ongoing obligations associated with these assets.

     It is expected that Messrs. Rainwater, Goff and Haddock will hold the same offices with Crescent Affiliate that they currently hold with the Company. In addition, it is expected that the board of directors of Crescent Affiliate will consist of seven members, five of which (including Messrs. Rainwater, Goff and Haddock) are currently trust managers of the Company and two of which are persons who will not be affiliated with the Company. A more detailed description of the proposed management of Crescent Affiliate and the interests of certain persons in the spin-off of Crescent Affiliate is contained in the Company's Current Report on Form 8-K dated January 29, 1997, as amended.

     The spin-off is designed to provide the shareholders of the Company at the time of the spin-off with the ability to benefit from both the real estate operations of the Company and the related business operations of Crescent Affiliate. The spin-off of Crescent Affiliate will result in Crescent Affiliate's becoming a public company, the shares of which are expected to be publicly traded no later than the effective date of the spin-off.

COMPLETED INVESTMENTS

     The following briefly describes the Company's Property acquisitions since the October 1996 Offering. More detailed information regarding each of the Properties described, including significant tenants, is set forth below under "Properties." The information regarding the replacement costs of the Properties is based on management estimates at the times of the acquisitions.

     Greenway Plaza Portfolio. On October 7, 1996, the Company acquired from an unaffiliated entity 10 suburban office properties with an aggregate of approximately 4.3 million net rentable square feet (the "Greenway Plaza Office Portfolio"), a 389-room full-service hotel, a private health and dining club, a central plant which provides heated and chilled water to both the Greenway Plaza Office Portfolio and third parties, and six parking garages (collectively with the Greenway Plaza Office Portfolio, the "Greenway Plaza Portfolio"). The aggregate cost of the Greenway Plaza Portfolio was approximately $206 million, approximately 35% of the estimated replacement cost of the Greenway Plaza Portfolio, which was funded through the issuance to the sellers of 1,198,664 Common Shares at $20.855 per share, the assumption of $115 million of nonrecourse indebtedness and the payment of $66 million of cash.

     Situated on 50.3 acres, the Greenway Plaza Office Portfolio, which is located in the Richmond-Buffalo Speedway submarket of Houston, Texas, contains approximately 2.0 million net rentable square feet of Class A office space and approximately 2.3 million net rentable square feet of Class B office space. The office buildings were constructed between 1969 and 1982 and range in size from approximately 150,000 to approximately 880,000 net rentable square feet. Structured parking accommodates approximately 11,500 cars.

     The Greenway Plaza Office Portfolio was 74% leased as of December 31, 1996 (95% of the Class A office space and 56% of the Class B office space) with a weighted average full-service rental rate per square foot of $13.42 ($14.38 for Class A office space and $11.99 for Class B office space). The hotel and private health and dining club are leased under triple-net leases with unaffiliated third parties. The principal businesses of the tenants of the Greenway Plaza Office Portfolio are in the industry sectors of energy service, investment management and natural gas. Management anticipates increases in global energy demand and believes that Houston's location at the center of the domestic petroleum industry's production, processing and distribution network, together with continued corporate relocations attracted by some of the lowest rental rates for Class A office space in any major metropolitan area, will result in increased occupancies and rental rates for the Greenway Plaza Portfolio.

     Chancellor Park. On October 24, 1996, the Company acquired Chancellor Park and an adjacent 8.03-acre tract of land located in the University Towne Centre ("UTC") submarket of San Diego, California. The aggregate purchase price was approximately $31.1 million, of which $25.4 million was allocated to Chancellor Park and $5.7 million was allocated to the adjacent tract of land. The acquisition was made by the Operating Partnership and CresCal Properties, L.P. ("CresCal"), a Delaware limited partnership in which the Operating Partnership owns a 99% limited partner interest. In this transaction, the Operating Partnership acquired promissory notes secured by liens on Chancellor Park and the adjacent tract of land. CresCal acquired Chancellor Park and the adjacent tract of land, subject to the indebtedness evidenced by the promissory notes. The portion of the purchase price allocated to Chancellor Park represents approximately 65% of the Property's estimated replacement cost. Chancellor Park consists of two, three-story Class A office buildings aggregating approximately 196,000 net rentable square feet. Constructed in 1988, the Property has a three-story parking structure and surface parking that can accommodate 630 cars. The adjacent tract of land is one of only two tracts of undeveloped land zoned for office development in the UTC submarket. The UTC submarket contains major medical facilities, several hotels and a major regional mall. The UTC submarket, which is located near the exclusive residential areas of La Jolla, Del Mar and Rancho Santa Fe, contains approximately 2.7 million net rentable square feet of Class A office space and is currently considered one of the strongest office markets in the San Diego metropolitan area with a 92% occupancy rate for Class A office space. As of December 31, 1996, the weighted average full-service rental rate for Chancellor Park was $18.19 per leased square foot, 20.2% below the weighted average Class A quoted market rental rates for the UTC submarket of $22.80 per square foot. The weighted average remaining lease term at Chancellor Park as of December 31, 1996 was 3.0 years. As of December 31, 1996, Chancellor Park was 90% leased. Management believes that the Property has potential for significant growth in cash flow through the leasing of currently vacant space and, as current leases expire, through the renewal or re-lease of office space at rental rates significantly above the expiring rental rates.

     The Woodlands Retail Properties. On October 31, 1996, the Company acquired a 75% limited partner interest in Woodland Retail Equities -- '96 Limited ("WRE"), a partnership that owns four retail properties located in The Woodlands, a master planned development located 27 miles north of downtown Houston, Texas. These four Properties were constructed between 1981 and 1995 and contain an aggregate of approximately 356,000 net rentable square feet. The Woodlands Corporation owns, through a subsidiary, the remaining 25% general partner interest in WRE and will continue to manage and lease the Properties. The Company's investment in WRE was approximately $22.5 million, with a minimum preferential return of 9.75%, increasing by .25% annually on January 1 of each year beginning in 1997, to a maximum preferential return of 10.5% beginning in January 1999. This investment represents a strategic expansion of the Company's joint venture relationship with The Woodlands Corporation, pursuant to which the Company also holds its 75% limited partner interest in The Woodlands Office Properties, and the continued diversification of the Company's real estate assets in The Woodlands. As of December 31, 1996, The Woodlands Retail Properties were 87% leased.

     Sonoma Mission Inn & Spa. On November 18, 1996, the Company acquired Sonoma Mission Inn & Spa, a four-star luxury resort and spa located approximately 40 miles north of San Francisco, California. Constructed in 1927 and redeveloped in 1986 and 1987, Sonoma Mission Inn & Spa occupies an eight-acre site and contains 168 rooms, an approximately 13,000 square foot spa complex, approximately 7,000 square feet of meeting and banquet facilities, two full-service restaurants and two retail outlets. A $10.0 million expansion and enhancement of the resort, including the addition of 30 suites, is currently in process and is expected to be completed during 1997. The resort was acquired for approximately $53.4 million, including the issuance of approximately $25.2 million of Units, the assumption of $19.0 million of debt which the Company subsequently retired and approximately $9.2 million in cash. In addition, a minimum of $3.5 million of deferred purchase price will be paid in the first quarter of 2000, subject to increase depending upon the performance of the Property. The Sonoma Mission Inn & Spa holds both Mobil's Four Star and AAA's Four Diamond awards. In 1996, the spa was named "Luxury Spa of the Year" by Spa Management Magazine, an industry trade journal. Management believes that, due to its location and the amenities it offers, this Property will continue to benefit from a low level of direct competition, which should result in high occupancies. Occupancy for the Sonoma Mission Inn & Spa increased to 92% for the year ended December 31, 1996 as compared to 86% for 1995. Similarly, the average daily rate increased by approximately 7.1% to $181 for the year ended December 31, 1996 from $169 in 1995 and revenue per available room increased by approximately 13.7% to $166 for the year ended December 31, 1996 from $146 in 1995.

     Canyon Ranch-Lenox. On December 11, 1996, the Company acquired Canyon Ranch-Lenox, a destination health and fitness resort located in the Berkshire mountains in Lenox, Massachusetts, approximately 120 miles north of New York City. Canyon Ranch-Lenox, which opened in 1989, encompasses 120 acres and includes 120 guest rooms, which can accommodate up to 202 guests on a daily basis, an approximately 100,000 square foot spa complex, an approximately 10,600 square foot health and healing center offering a complete staff of health and fitness professionals, six indoor/outdoor tennis courts and two pools. Canyon Ranch-Lenox was acquired for approximately $30.0 million, including the assumption of approximately $8.8 million in mortgage debt. Canyon Ranch-Lenox, along with its "sister" spa Canyon Ranch-Tucson, another of the Company's Hotel Properties, has consistently been voted among the top U.S. spas, according to Conde Nast Traveler magazine. The previous owners are continuing to manage and operate Canyon Ranch-Lenox pursuant to a 30-year management agreement. Occupancy for Canyon Ranch-Lenox increased to 81% for the year ended December 31, 1996 as compared to 76% for 1995. Similarly, the average daily rate increased by approximately 4.4% to $407 for the year ended December 31, 1996 from $390 in 1995 and revenue per available room increased by approximately 11.1% to $320 for the year ended December 31, 1996 from $288 in 1995.

     160 Spear Street. On December 13, 1996, the Company acquired 160 Spear Street, a 19-story Class A office building containing approximately 276,000 net rentable square feet and located in the South of Market section of the CBD submarket of San Francisco, California. The Company holds its interest in 160 Spear Street through the ownership of the lessee's interest in a long-term ground lease that expires in July 2037. Constructed in 1984, the Property, including a one-level, 37-space parking structure, was purchased for approximately $35.5 million, approximately 55% of the Property's estimated replacement cost. 160 Spear Street is located three blocks from the San Francisco/Oakland Bay Bridge, one block from the Embarcadero BART mass transit station and two blocks from the San Francisco Bay waterfront. As of December 31, 1996, 160 Spear Street was 20% leased, including only commenced leases, and 75% leased, including all executed leases. All executed leases that have not yet commenced will commence by the end of the second quarter of 1997. After giving effect to all executed leases, three tenants lease 65% of the net rentable area, and the major tenant, Sedgwick James, Inc., leases 38% of the building's net rentable area. As of December 31, 1996, the weighted average full-service rental rate for 160 Spear Street was $21.86 per leased square foot, based on executed leases, 23.8% below the weighted average Class A quoted market rental rate of $28.69 per square foot in the South of Market section of the CBD submarket. As of December 31, 1996, the weighted average remaining lease term at 160 Spear Street (including leases that have been executed but have not yet commenced) was
7.9 years. As of December 31, 1996, Class A office space in the South of Market section of the CBD submarket was 97% leased.

     Greenway I, IA and II. On December 18, 1996, the Company acquired Greenway I, a two-story Class A office building and Greenway IA, a five-story Class A office building, containing an aggregate of approximately 147,000 net rentable square feet and located in the Richardson/Plano submarket of Dallas, Texas. Constructed in 1983, Greenway I and IA, including surface parking lots which contain 560 spaces, were purchased for approximately $17.0 million, approximately 85% of the Properties' estimated replacement cost. On January 17, 1997, the Company acquired Greenway II, a seven-story Class A office building containing approximately 154,000 net rentable square feet and also located in the Richardson/Plano submarket. Constructed in 1985, Greenway II, including an attached three-level, 560-space above ground parking structure, was purchased for approximately $18.2 million, approximately 80% of the Property's estimated replacement cost. The acquisition of Greenway I, IA and II represents the Company's entrance into the "Telecom Corridor," an area located in the northern suburbs of Dallas and having the largest concentration of telecommunications firms in the United States. Major telecommunications companies in the area include Northern Telecom, Inc. ("Nortel"), DSC Communications Corp., MCI Communications Corp., Alcatel Network Systems, Inc. and Ericsson Radio Systems, Inc. Nortel, the largest manufacturer of telecommunications equipment in Dallas, is the sole tenant of Greenway I and IA, the major tenant of Greenway II, leasing approximately 90% of the Property's net rentable area, and the major tenant in the Telecom Corridor. As of

December 31, 1996, the weighted average full-service rental rate for each of Greenway I and IA was $12.31 per leased square foot, 35.7% below the weighted average Class A quoted market rental rate of $19.14 per square foot in the Richardson/Plano submarket. As of December 31, 1996, the weighted average full-service rental rate for Greenway II was $18.90 per leased square foot. Nortel's leases for Greenway I and IA expire at the end of 1997 and its lease for Greenway II expires in October 1999. Based on Nortel's current expansion plans and resulting space needs, management expects Nortel to exercise its option to renew its leases for Greenway I and IA at 90% of the weighted average Class A quoted market rental rate per leased square foot at the time of the renewal. Greenway I and IA were 100% leased and Greenway II was 99% leased, as of December 31, 1996.

     Bank One Tower and Frost Bank Plaza. On December 23, 1996, the Company acquired Bank One Tower, a 21-story Class A office building containing approximately 389,000 net rentable square feet and located in the CBD submarket of Austin, Texas. Constructed in 1974, the Bank One Tower underwent a $20 million renovation in 1994 and 1995. The Property, including an attached eight-level, 719-space above ground parking structure, was purchased for approximately $39.2 million, approximately 57% of the Property's estimated replacement cost. The Property is one block from the CBD's newly completed post office, one block from the new Warehouse Entertainment district featuring upscale restaurants and clubs and two blocks from the Sixth Street entertainment district. The major tenant, Texas Workers' Compensation Insurance Fund, occupies 40% of the net rentable area, and the three largest tenants occupy 64% of the net rentable area. As of December 31, 1996, the weighted average full-service rental rate for Bank One Tower was $14.55 per leased square foot, 27.1% below the weighted average Class A quoted market rental rates in the CBD submarket of $19.95 per square foot. The weighted average remaining lease term as of December 31, 1996 was 4.2 years. As of December 31, 1996, Bank One Tower was 99% leased.

     On December 27, 1996, the Company acquired Frost Bank Plaza, a 24-story Class A office building containing approximately 433,000 net rentable square feet, which also is located in the Austin CBD submarket. The Company holds its interest in Frost Bank Plaza through the ownership of the lessee's interests in three long-term ground leases which expire in April and September 2080. Constructed in 1984 and substantially renovated from 1992 through 1994, the Property, including an attached eight-level, 514-space above ground parking structure, was purchased for approximately $36.0 million, approximately 62% of the Property's estimated replacement cost. As of December 31, 1996, the weighted average full-service rental rate for Frost Bank Plaza was $16.35 per leased square foot, 18.0% below the weighted average Class A quoted market rental rates in the CBD submarket of $19.95 per square foot. The weighted average remaining lease term as of December 31, 1996 was 7.6 years. As of December 31, 1996, Frost Bank Plaza was 68% leased.

     As of December 31, 1996, the Class A office occupancy rate in the Austin CBD submarket was 90% with a weighted average Class A quoted market rental rate of $19.95 per square foot. With Class A office occupancies of 96% to 99% in Austin's major suburban submarkets, many tenants have focused on relocation to, and expansion in, the CBD submarket to meet their needs for office space. Frost Bank Plaza is one of only two Class A office buildings in Austin that can currently accommodate new tenants which require at least 50,000 square feet of office space. With the acquisition of Bank One Tower and Frost Bank Plaza, the Company owns Properties containing 35% of the Class A office space in the Austin CBD submarket and 20% of the overall Austin Class A office space.

     Trammell Crow Center. On February 28, 1997, the Company acquired substantially all of the economic interest in Trammell Crow Center, a 50-story Class A office building constructed in 1984, which contains approximately 1,128,000 net rentable square feet and a six-level underground parking structure that accommodates 1,154 cars. The Property is located in the cultural and financial district of the CBD submarket of Dallas, Texas. The Company acquired its interest in Trammell Crow Center through the purchase of fee simple title to the Property (subject to the lessee's interest under a long-term ground lease and the lessee's leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building, for approximately $162 million, approximately 64% of the Property's estimated replacement cost. The Property lies immediately across the east/west Woodall Rodgers Freeway from The Crescent Office Towers, and management believes that, with this purchase, the Company has obtained a dominant position in the office market for this upscale section of Dallas. By jointly marketing these premier office properties that previously were competitors for the city's highest profile tenants, the Company believes that the rental rates for Trammell Crow Center will increase to levels more consistent with the substantially higher rents at The Crescent Office Towers. Currently, the Company quoted full-service rental rate for Trammell Crow Center is $22.69 per square foot compared to a rate of $32.50 per square foot at The Crescent Office Towers. Trammell Crow Center is leased primarily to law and accounting firms, including Jones, Day, Reavis and Pogue, and Baker and Botts, LLP, each of which leases more than 10% of the net rentable area of the Property. As of December 31, 1996, Trammell Crow Center was 80% leased with a weighted average remaining lease term of 5.6 years.

     Denver Properties. On February 28, 1997, the Company acquired three office buildings in Denver, Colorado, in a single transaction: 44 Cook, 55 Madison and the AT&T office building. 44 Cook, a 10-story Class A office building constructed in 1984 and containing approximately 122,000 net rentable square feet, and 55 Madison, an eight-story Class A office building constructed in 1982 and containing approximately 125,000 net rentable square feet, are both located in the Cherry Creek submarket of Denver, Colorado. 44 Cook and 55 Madison each have underground parking structures containing 236 and 171 spaces, respectively, and the buildings also share a four-level, 396-space parking structure. The Cherry Creek submarket is located about three miles southeast of downtown Denver and includes some of Denver's most prestigious single-family homes, the Denver Country Club, Cherry Creek Mall and high-rise residential developments. With the purchase of both 44 Cook and 55 Madison, the Company has added approximately 247,000 net rentable square feet to its office portfolio in the Cherry Creek submarket, which, with its other Cherry Creek properties, The Citadel and Ptarmigan Place, increases its ownership to 37% of the Class A office space in this submarket. The weighted average full-service rental rates for 44 Cook and 55 Madison were $18.33 and $15.65 per leased square foot, respectively, as of December 31, 1996. The weighted average Class A quoted market rental rate for the Cherry Creek submarket was $17.84 per square foot, as of December 31, 1996. Constructed in 1982, the AT&T office building, a 15-story office building, contains approximately 170,000 net rentable square feet and is located in the Denver CBD submarket. The AT&T office building has a four level, 207-space parking structure and 12 tenants, the largest of which is AT&T Corp., which occupies 42% of the net rentable area. The three Office Properties were acquired for an aggregate purchase price of approximately $42.7 million, approximately 62% of the Properties' estimated replacement cost. As of December 31, 1996, 44 Cook, 55 Madison and the AT&T office building were 58%, 90% and 92% leased, respectively.

FINANCING ACTIVITIES

     The Company obtained a $175 million credit facility (the "Credit Facility") in June 1996 to enhance the Company's financial flexibility in making new real estate investments. Advances under the Credit Facility bear interest at the Eurodollar rate plus 185 basis points. The Credit Facility is unsecured and expires in March 1999. The Credit Facility requires the Company to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional secured and total indebtedness and distributions and a minimum net worth requirement. The Company has entered into a commitment letter with the lender under the Credit Facility to increase the amount of the Credit Facility to $350 million, decrease the interest rate to the Eurodollar rate plus 138 basis points and extend the term until April 2000. Management believes that the modification of the Credit Facility will be completed in April 1997.

     On December 26, 1996, 301 Congress Avenue, L.P., whose sole asset is 301 Congress Avenue, entered into a financing arrangement with Northwestern Mutual Life Insurance Company for a $26 million mortgage loan secured by 301 Congress Avenue. The loan bears interest at a fixed rate of 7.66% and has a seven-year term during which only interest is payable, with a final payment of the entire original principal amount due at the end of such term. The Company is a 50% partner in 301 Congress Avenue, L.P. Following its receipt of the loan proceeds, 301 Congress Avenue, L.P. made a distribution to the Company of approximately $13 million.

STOCK SPLIT

     On March 2, 1997, the Company declared a two-for-one stock split in the form of a 100% share dividend. The share dividend was paid on March 26, 1997 to shareholders of record on March 20, 1997.

                                   PROPERTIES

                               OFFICE PROPERTIES

     The Company's Office Properties are located primarily in Dallas/Fort Worth, Houston and Austin, Texas and in Denver, Colorado. The Company's office properties in Dallas/Fort Worth, Houston, Austin and Denver will represent, upon completion of the Pending Investments, an aggregate of approximately 88% of its office portfolio based on total net rentable square feet (46%, 26%, 7% and 9% for Dallas/Fort Worth, Houston, Austin and Denver, respectively) and, on a pro forma basis, after giving effect to the Pending Investments and the completed acquisitions from January 1, 1996 as if they had occurred on January 1, 1996, would have accounted for approximately 87% of office property rental revenues (48%, 24%, 7% and 8%, respectively) for the year ended December 31, 1996.

     The following table sets forth certain information about the Office Properties as of December 31, 1996, without giving effect to the Pending Investments. Based on annualized base rental revenues from office leases in place as of December 31, 1996, no single tenant would account for more than 5% of the Company's total annualized office property rental revenues for 1996.

                                                                                        Weighted
                                                                                        Average
                                                                  Net                 Full-Service
                                                                Rentable              Rental Rate
                                                      Year        Area      Percent    Per Leased
    State, City, Property           Submarket       Completed  (Sq. Ft.)    Leased     Sq. Ft.(1)       Significant Tenants(2)
    ---------------------       ------------------  ---------  ----------   -------   ------------   ----------------------------
TEXAS
 DALLAS
   The Crescent Office
     Towers...................  Uptown/Turtle         1985      1,210,899      97%       $24.91                   --
                                Creek
   Trammell Crow Center(3)....  CBD                   1984      1,128,331      80         24.01      Jones, Day, Reavis and Pogue
   Spectrum Center(4).........  Far North Dallas      1983        598,250      93         16.00      Federal Deposit Insurance
                                                                                                      Corp.; Frito-Lay, Inc.
   Waterside Commons..........  Las Colinas           1986        458,739     100         15.95      Sprint Communications
                                                                                                      Company L.P.; GTE North
                                                                                                      Incorporated
   Caltex House...............  Las Colinas           1982        445,993      97         24.89      Caltex Petroleum Corporation
   The Aberdeen...............  Far North Dallas      1986        320,629     100         15.82      Pepsico, Inc.
   MacArthur Center I & II....  Las Colinas         1982/1986     294,069     100         16.47      Federal Home Loan Bank of
                                                                                                      Dallas
   Stanford Corporate
     Centre...................  Far North Dallas      1985        265,507      97         14.34      TENET Healthcare, Inc.
   12404 Park Central.........  LBJ Freeway           1987        239,103      98         15.94      Steak & Ale Restaurant
                                                                                                      Corporation
   3333 Lee Parkway...........  Uptown/Turtle         1983        233,484      62(5)      17.04      Centex Corporation; Keystone
                                Creek                                                                 Home Health Management,
                                                                                                      Inc.
   Liberty Plaza I & II.......  Far North Dallas    1981/1986     218,813      96         13.63      Intecom, Inc.; Anthem Group
                                                                                                      Services Corporation
   Greenway II(3).............  Richardson/Plano      1985        154,329      99         18.90      Northern Telecom, Inc.
   Greenway IA................  Richardson/Plano      1983         94,784     100         12.31      Northern Telecom, Inc.
   Greenway I.................  Richardson/Plano      1983         51,920     100         12.31      Northern Telecom, Inc.
                                                               ----------     ---        ------
     Subtotal/Weighted
       Average................                                  5,714,850      92%       $19.92
                                                               ----------     ---        ------
 FORT WORTH
   Continental Plaza..........  CBD                   1982        954,895      78%(5)    $17.12      Burlington Northern Santa Fe
                                                               ----------     ---        ------      Railroad

 HOUSTON
   Greenway Plaza Office
     Portfolio(6).............  Richmond-Buffalo    1969-1982   4,256,885      74%(5)    $13.42      The Coastal Corporation
                                 Speedway
   The Woodlands Office
     Properties(7)............  The Woodlands       1980-1996     812,359      92         13.81                   --
   Three Westlake Park(8).....  Katy Freeway          1983        414,251     100         13.59      Amoco Production Company
                                                               ----------     ---        ------
     Subtotal/Weighted
       Average................                                  5,483,495      74%       $13.50
                                                               ----------     ---        ------

                                                                                        Weighted
                                                                                        Average
                                                                  Net                 Full-Service
                                                                Rentable              Rental Rate
                                                      Year        Area      Percent    Per Leased
    State, City, Property           Submarket       Completed  (Sq. Ft.)    Leased     Sq. Ft.(1)       Significant Tenants(2)
    ---------------------       ------------------  ---------  ----------   -------   ------------   ----------------------------
 AUSTIN
   Frost Bank Plaza...........  CBD                   1984        433,024      68%       $16.35      U.S. Attorney's Office;
                                                                                                     Akin, Gump, Strauss, Hauer &
                                                                                                      Feld, L.L.P.
   301 Congress Avenue(9).....  CBD                   1986        418,338      86(5)      23.85      IBM Corporation; Lumberman's
                                                                                                      Investment Corporation
   Bank One Tower.............  CBD                   1974        389,503      99         14.55      Texas Workers' Compensation
                                                                                                      Insurance Fund
   The Avallon................  Northwest             1993        125,959     100         17.33      BMC Software
   Barton Oaks Plaza One......  Southwest             1986         99,792      94         18.51      Iguana Entertainment, Inc.
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                  1,466,616      86%       $18.20
                                                               ----------     ---        ------
COLORADO
 DENVER
   MCI Tower..................  CBD                   1982        550,807      97%       $17.21      Atlantic Richfield Company
   Ptarmigan Place............  Cherry Creek          1984        418,565      65(5)      13.93      Janus Capital Corporation
   Regency Plaza One..........  DTC                   1985        309,862      97         18.73      Nextel Communications
   AT&T(3)....................  CBD                   1982        169,610      92(5)      12.97      AT&T Corp.
   The Citadel................  Cherry Creek          1987        130,652      99         16.75                   --
   55 Madison(3)..............  Cherry Creek          1982        124,519      90         15.65                   --
   44 Cook(3).................  Cherry Creek          1984        122,070      58(5)      18.33      Allmerica Financial
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                  1,826,085      86%       $16.42
                                                               ----------     ---        ------
 COLORADO SPRINGS
   Briargate Office and
     Research Center..........  Colorado Springs      1988        252,857     100%       $13.37      The Principal Mutual Life
                                                               ----------     ---        ------       Insurance Company

ARIZONA
 PHOENIX
   Two Renaissance Square.....  CBD                   1990        476,373      74%(5)    $22.97      Lewis & Roca
   6225 North 24th Street.....  Camelback Corridor    1981         86,451       0(5)         --                   --
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                    562,824      63%       $22.97
                                                               ----------     ---        ------
LOUISIANA
 NEW ORLEANS
   1615 Poydras...............  CBD                   1984        508,741      74%(5)    $14.55      Freeport-McMoRan, Inc.
                                                               ----------     ---        ------
NEBRASKA
 OMAHA
   Central Park Plaza.........  CBD                   1982        409,850      98%       $14.17      Acceptance Insurance
                                                               ----------     ---        ------       Company

NEW MEXICO
 ALBUQUERQUE
   Albuquerque Plaza..........  CBD                   1990        365,952      90%       $17.83      U.S. West Communications;
                                                               ----------     ---        ------      Rodey, Dickason, Sloan,
                                                                                                      Akin & Robb, P.A.

CALIFORNIA
 SAN FRANCISCO
   160 Spear Street...........  South of              1984        276,420      20%(5)    $20.48      Internal Revenue Service;
                                Market-CBD                                                           Providian National
                                                               ----------     ---        ------       Bancorp.


 SAN DIEGO
   Chancellor Park............  UTC                   1988        195,733      90%       $18.19                   --
                                                               ----------     ---        ------
       TOTAL/WEIGHTED
        AVERAGE...............                                 18,018,318      84%(5)    $17.05
                                                               ==========     ===        ======

---------------

(1) Calculated based on base rent payable as of December 31, 1996, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by tenants.
(2) Identifies tenants with leases that contributed 20% or more of total rental revenue paid at the Property as of December 31, 1996, on an annualized basis.
(3) Acquired subsequent to December 31, 1996.
(4) The Company owns the principal economic interest in Spectrum Center through an interest in Spectrum Mortgage Associates L.P., which owns both a mortgage note secured by Spectrum Center and the ground lessor's interest in the land underlying the office building.

(5) The Company has executed leases at certain properties that had not commenced as of December 31, 1996. If such leases had commenced as of December 31, 1996, the percent leased for all Office Properties would have been 89%. The total percent leased for such Properties would have been as follows: 3333 Lee Parkway -- 75%; Continental Plaza -- 100%; Greenway Plaza Office Portfolio -- 77%; 301 Congress Avenue -- 95%; Ptarmigan Place -- 98%;
    AT&T -- 99%; 44 Cook -- 69%; Two Renaissance Square -- 85%; 6225 North 24th Street -- 52%; 1615 Poydras -- 77% and 160 Spear Street -- 75%.
(6) Consists of 10 Office Properties.
(7) The Company has a 75% limited partner interest in the partnership that owns the 12 Office Properties that comprise The Woodlands Office Properties.
(8) The Company owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by Three Westlake Park.
(9) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.

     The following table provides information for the Company's Office Properties by state, city and submarket as of December 31, 1996, without giving effect to the Pending Investments.

                                                                                                                       WEIGHTED
                                                                                                                        AVERAGE
                                                                                                          COMPANY       CLASS A
                                                                                             CLASS A      SHARE OF      QUOTED
                                                                 PERCENT OF    PERCENT       OFFICE       CLASS A       MARKET
                                                      TOTAL        TOTAL      LEASED AT      PERCENT       OFFICE     RENTAL RATE
                                       NUMBER OF     COMPANY      COMPANY      COMPANY       LEASED/     SUBMARKET    PER SQUARE
        STATE, CITY, SUBMARKET         PROPERTIES     NRA(1)       NRA(1)     PROPERTIES   OCCUPIED(2)     NRA(1)     FOOT(2)(3)
        ----------------------         ----------   ----------   ----------   ----------   -----------   ----------   -----------
TEXAS
 DALLAS
   Uptown/Turtle Creek................       2       1,444,383        8%          91%            86%         26%        $22.99
   Far North Dallas...................       4       1,403,199        8           96             98          23          20.88
   Las Colinas........................       3       1,198,801        7           99             95          19          23.14
   CBD(6).............................       1       1,128,331        6           80             75           6          18.17
   Richardson/Plano(7)................       3         301,033        2          100             98           9          19.14
   LBJ Freeway........................       1         239,103        1           98             95           2          20.32
                                            --      ----------       --           --             --          --         ------
     Subtotal/Weighted Average........      14       5,714,850       32%          92%            87%         12%        $21.24
                                            --      ----------       --           --             --          --         ------
 FORT WORTH
   CBD................................       1         954,895        5%          78%            86%         23%        $16.49
                                            --      ----------       --           --             --          --         ------
 HOUSTON
   Richmond-Buffalo Speedway(8).......      10       4,256,885       23%          74%            80%         54%        $13.35
   The Woodlands......................      12         812,359        5           92             92         100          14.32(9)
   Katy Freeway.......................       1         414,251        2          100            100          15          14.69
                                            --      ----------       --           --             --          --         ------
     Subtotal/Weighted Average........      23       5,483,495       30%          74%            85%         48%        $13.59
                                            --      ----------       --           --             --          --         ------
 AUSTIN
   CBD................................       3       1,240,865        6%          84%            90%         35%        $19.95
   Northwest..........................       1         125,959        1          100             96           5          21.33
   Southwest..........................       1          99,792        1           94             99           9          21.50
                                            --      ----------       --           --             --          --         ------
     Subtotal/Weighted Average........       5       1,466,616        8%          86%            93%         21%        $20.17
                                            --      ----------       --           --             --          --         ------
COLORADO
 DENVER
   Cherry Creek(10)...................       4         795,806        4%          73%            88%         37%        $17.84
   CBD(11)............................       2         720,417        4           96             89           7          16.44
   DTC................................       1         309,862        2           97             91           8          22.95
                                            --      ----------       --           --             --          --         ------
     Subtotal/Weighted Average........       7       1,826,085       10%          86%            90%         11%        $18.15
                                            --      ----------       --           --             --          --         ------
 COLORADO SPRINGS.....................       1         252,857        1%         100%            95%          7%        $16.83(12)
                                            --      ----------       --           --             --          --         ------
ARIZONA
 PHOENIX
   CBD................................       1         476,373        3%          74%            93%         27%        $20.00
   Camelback Corridor.................       1          86,451        1            0             95           3          23.40
                                            --      ----------       --           --             --          --         ------
     Subtotal/Weighted Average........       2         562,824        4%          63%            95%         12%        $20.52
                                            --      ----------       --           --             --          --         ------
LOUISIANA
 NEW ORLEANS
   CBD................................       1         508,741        3%          74%            86%          6%        $14.63
                                            --      ----------       --           --             --          --         ------


                                                        WEIGHTED
                                                        AVERAGE
                                          COMPANY       COMPANY
                                          QUOTED      FULL-SERVICE
                                        RENTAL RATE   RENTAL RATE
                                        PER SQUARE     PER SQUARE
        STATE, CITY, SUBMARKET            FOOT(4)       FOOT(5)
        ----------------------          -----------   ------------
TEXAS
 DALLAS
   Uptown/Turtle Creek................    $30.40         $24.07
   Far North Dallas...................     19.96          15.27
   Las Colinas........................     21.12          19.34
   CBD(6).............................     22.69          24.01
   Richardson/Plano(7)................     19.62          15.67
   LBJ Freeway........................     20.00          15.94
                                          ------         ------
     Subtotal/Weighted Average........    $23.36         $19.92
                                          ------         ------
 FORT WORTH
   CBD................................    $16.85         $17.12
                                          ------         ------
 HOUSTON
   Richmond-Buffalo Speedway(8).......    $15.00         $13.42
   The Woodlands......................     14.32          13.81
   Katy Freeway.......................     14.69          13.59
                                          ------         ------
     Subtotal/Weighted Average........    $14.88         $13.50
                                          ------         ------
 AUSTIN
   CBD................................    $19.97         $18.28
   Northwest..........................     21.00          17.33
   Southwest..........................     21.50          18.51
                                          ------         ------
     Subtotal/Weighted Average........    $20.16         $18.20
                                          ------         ------
COLORADO
 DENVER
   Cherry Creek(10)...................    $18.16         $15.42
   CBD(11)............................     17.25          16.26
   DTC................................     24.00          18.73
                                          ------         ------
     Subtotal/Weighted Average........    $18.79         $16.42
                                          ------         ------
 COLORADO SPRINGS.....................    $15.73         $13.37
                                          ------         ------
ARIZONA
 PHOENIX
   CBD................................    $20.00         $22.97
   Camelback Corridor.................     21.00             --
                                          ------         ------
     Subtotal/Weighted Average........    $20.15         $22.97
                                          ------         ------
LOUISIANA
 NEW ORLEANS
   CBD................................    $15.00         $14.55
                                          ------         ------



                                                                                                          COMPANY
                                                                                             CLASS A      SHARE OF
                                                                 PERCENT OF    PERCENT       OFFICE       CLASS A
                                                      TOTAL        TOTAL      LEASED AT      PERCENT       OFFICE
                                       NUMBER OF     COMPANY      COMPANY      COMPANY       LEASED/     SUBMARKET
        STATE, CITY, SUBMARKET         PROPERTIES     NRA(1)       NRA(1)     PROPERTIES   OCCUPIED(2)     NRA(1)
        ----------------------         ----------   ----------   ----------   ----------   -----------   ----------

NEBRASKA
 OMAHA
   CBD...........................              1      409,850         2%          98%          97%             32%
                                              --    ---------        --           --           --              --
NEW MEXICO
 ALBUQUERQUE
   CBD...........................              1      365,952         2%          90%          95%             28%
                                              --    ---------        --           --           --              --
CALIFORNIA
 SAN FRANCISCO
   South of Market - CBD.........              1      276,420         2%          20%          97%              3%
                                              --    ---------        --           --           --              --
 SAN DIEGO
   UTC...........................              1      195,733         1%          90%          92%              7%
                                              --    ---------        --           --           --              --
     TOTAL/WEIGHTED AVERAGE......             58    18,018,318      100%          84%          89%             15%
                                              ==    =========        ==           ==           ==              ==



                                     WEIGHTED
                                      AVERAGE                         WEIGHTED
                                      CLASS A                         AVERAGE
                                      QUOTED         COMPANY          COMPANY
                                      MARKET         QUOTED         FULL-SERVICE
                                    RENTAL RATE     RENTAL RATE     RENTAL RATE
                                    PER SQUARE      PER SQUARE       PER SQUARE
        STATE, CITY, SUBMARKET      FOOT(2)(3)        FOOT(4)         FOOT(5)
        ----------------------      ----------      -----------     ------------
NEBRASKA
 OMAHA
   CBD...........................    $   18.00      $   19.50      $   14.17
                                     ---------      ---------      ---------
NEW MEXICO
 ALBUQUERQUE
   CBD...........................    $   17.75      $   18.50      $   17.83
                                     ---------      ---------      ---------
CALIFORNIA
 SAN FRANCISCO
   South of Market - CBD.........    $   28.69      $   28.69      $   20.48
                                     ---------      ---------      ---------
 SAN DIEGO
   UTC...........................    $   22.80      $   20.50      $   18.19
                                     ---------      ---------      ---------
     TOTAL/WEIGHTED AVERAGE......    $   17.98      $   19.13      $   17.05
                                     =========      =========      =========

---------------

 (1) Represents net rentable area in square feet.
 (2) Sources are Jamison Research, Inc. (for the Uptown/Turtle Creek, Far North Dallas, Las Colinas, Dallas CBD, Richardson/Plano, LBJ Freeway, Fort Worth CBD and the New Orleans CBD submarkets), Baca Landata, Inc. (for the Richmond-Buffalo Speedway submarket), The Woodlands Corporation (for The Woodlands submarket), Cushman & Wakefield of Texas, Inc. (for the Katy Freeway submarket), CB Commercial (for the Austin CBD, Northwest and Southwest submarkets), Cushman & Wakefield of Colorado, Inc. (for the Cherry Creek, Denver CBD and Denver DTC submarkets), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix CBD, Camelback Corridor and San Francisco South of Market section of CBD submarkets), Pacific Realty Group, Inc. (for the Omaha CBD submarket), Koll Market Research (for the Albuquerque CBD submarket) and John Burnham & Co. (for the San Diego UTC submarket).
 (3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space at the Company's Office Properties will be leased. The weighted average subtotals and total are based on total net rentable square feet of Company Office Properties in the submarket.
 (4) Represents weighted average rental rates per square foot quoted by the Company as of December 31, 1996, based on total net rentable square feet of Company Office Properties in the submarket, adjusted based on management estimates, to equivalent full-service quoted rental rates to facilitate comparison to weighted average Class A quoted submarket rental rates per square foot. These rates do not necessarily represent the amounts at which available space at the Company's Office Properties will be leased.
 (5) Calculated based on base rent payable for Company Office Properties in the submarket as of December 31, 1996, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by tenants, divided by total net rentable square feet of Company Office Properties in the submarket.
 (6) The Company's Office Property in this submarket was acquired subsequent to December 31, 1996.
 (7) One of the Company's Office Properties in this submarket (representing 154,329 net rentable square feet) was acquired subsequent to December 31, 1996.
 (8) Includes both Class A and B office properties for submarket and Company statistics.
 (9) Represents a weighted average of the submarket rental rate per square foot quoted for all classes of office properties within The Woodlands submarket, adjusted based on management estimates, to equivalent full-service quoted rental rates. The 12 Office Properties included in the schedule represent all of the competitive office space within The Woodlands submarket.
(10) Two of the Company's Office Properties in this submarket (representing an aggregate of 246,589 net rentable square feet) were acquired subsequent to December 31, 1996.
(11) One of the Company's Office Properties in this submarket (representing 169,610 net rentable square feet) was acquired subsequent to December 31, 1996.
(12) Represents weighted average quoted triple-net rental rates per square foot, adjusted based on management estimates, to equivalent full-service quoted rental rates.

OFFICE PROPERTY MARKET INFORMATION

     The demographic conditions, economic conditions and trends (population growth and employment growth) favoring the Company's major markets are projected to continue to be substantially at or above the national average, as illustrated in the following graph.

                   PROJECTED POPULATION AND EMPLOYMENT GROWTH
                                   1996-2006
                                  (% INCREASE)

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                            POPULATION(1)           EMPLOYMENT(2)
UNITED STATES                                                    9.4                    14.2
DALLAS-FORT WORTH, TX                                           21.1                    22.2
HOUSTON, TX                                                     12.7                    14.0
DENVER, CO                                                      20.9                    21.6
AUSTIN, TX                                                      41.0                    41.2
PHOENIX, AZ                                                     31.7                    34.2
NEW ORLEANS, LA                                                  4.0                     8.9
OMAHA, NE                                                       11.4                    16.3
ALBUQUERQUE, NM                                                 24.8                    26.8
SAN FRANCISCO, CA                                               14.6                    15.8
COLORADO SPRINGS, CO                                            22.5                    26.3
SAN DIEGO, CA                                                   21.8                    23.9

(1) Represents projected population growth from year-end 1996 through year-end 2006.
(2) Represents projected employment growth from year-end 1996 through year-end 2006.

---------------
Source: Cognetics, Inc.

     As reported by Cognetics, Inc. in December 1996, San Francisco/Oakland, California; Dallas/Fort Worth, Texas; Phoenix, Arizona; Houston/Galveston, Texas; Denver/Boulder, Colorado; San Diego, California; and Austin, Texas are projected to be among the leading markets in the country for primary office employment growth in the next decade. In addition, as reported in the 1997 edition of Emerging Trends magazine, a panel of more than 100 real estate professionals has ranked San Francisco, Denver, San Diego and Dallas/Fort Worth among the top 10 markets in the country for general real estate investment in 1997. Fortune magazine, in its November 11, 1996 issue, also ranked Denver and Dallas/Fort Worth among the top 10 U.S. cities having the best overall environment for work and family.

       TOP MARKETS FOR               TOP 10 MARKETS FOR              TOP 10 BEST
        PRIMARY OFFICE                  GENERAL REAL            AMERICAN METROPOLITAN
      EMPLOYMENT GROWTH              ESTATE INVESTMENT        AREAS FOR WORK AND FAMILY
         1996 TO 2006                     IN 1997                       1996
      -----------------              ------------------       -------------------------
 1. Los Angeles, CA             1. SAN FRANCISCO, CA          1. Seattle, WA
 2. SAN FRANCISCO/OAKLAND, CA   2. Seattle, WA                2. DENVER, CO
 3. Atlanta, GA                 3. Boston, MA                 3. Philadelphia, PA
 4. DALLAS/FORT WORTH, TX       4. Chicago, IL                4. Minneapolis, MN
 5. Washington, DC              5. DENVER, CO                 5. Raleigh/Durham, NC
 6. Chicago, IL                 6. SAN DIEGO, CA              6. St. Louis, MO
 7. PHOENIX, AZ                 7. Atlanta, GA                7. Cincinnati, OH
 8. New York, NY                8. Los Angeles, CA            8. Washington, DC
 9. HOUSTON/GALVESTON, TX       9. DALLAS/FORT WORTH, TX      9. Pittsburgh, PA
10. Tampa/St. Petersburg, FL    10. Washington, DC            10. DALLAS/FORT WORTH, TX
11. Minneapolis/St. Paul, MN        Source: Emerging Trends      Source: Fortune
12. Boston, MA                      (Equitable Real Estate
13. DENVER/BOULDER, CO              Management)
14. Seattle, WA
15. Miami/Ft. Lauderdale, FL
16. Orlando, FL
17. SAN DIEGO, CA
18. Detroit, MI
19. Las Vegas, NV
20. AUSTIN, TX
    Source: Cognetics, Inc.

     The majority of the Company's Office Properties are located in Texas and Colorado. The 50 Dallas/Fort Worth, Houston, Denver and Austin Office Properties together represent approximately 85% of the Company's current portfolio of Office Properties on the basis of net rentable square feet. Upon completion of the acquisition of the Carter-Crowley Office Portfolio, the 64 Dallas/Fort Worth, Houston, Denver and Austin office properties will represent approximately 88% of the Company's portfolio of office properties on the basis of net rentable square feet.

  DALLAS/FORT WORTH METROPOLITAN AREA

     The Company believes that the economic base and business profile of Dallas/Fort Worth have become substantially more diverse since the mid-1980's. The Dallas/Fort Worth economy currently has an extensive financial community and emphasizes wholesale/retail trade, service industries and high-technology manufacturing. Management believes that this diversified economy permitted Dallas/Fort Worth to outperform the national economy in employment growth through the recession of the early 1990's. According to the Texas Workforce Commission, during 1996, employment growth in this area was 3.7%, with an increase of approximately 85,600 jobs in non-farm employment. Dallas/Fort Worth is the dominant transportation and distribution hub of the South Central region of the United States as a result of its location, its extensive infrastructure, the prominence of the Dallas/Fort Worth International Airport and the development of the new Alliance Airport. The area is expected to benefit substantially from the North American Free Trade Agreement as a primary trade conduit with, and exporter to, Mexico. Many major corporations have relocated their headquarters to the Dallas/Fort Worth metropolitan area in recent years, including J.C. Penney Company, Inc., GTE Telephone Operations and Exxon Corporation. More recently, Countrywide Funding Corporation, TIG Holdings, a former division of Transamerica Corporation, and Pepsico, Inc. have moved major facilities to Dallas/Fort Worth, creating an estimated 1,300 to 1,650 new jobs. Pepsico, Inc. is the sole tenant of The Aberdeen. In addition, Blockbuster Entertainment Inc. has recently announced plans to relocate to the area. Management believes that these relocations both demonstrate and contribute to the vitality of the Dallas/Fort Worth metropolitan area.

  DALLAS/FORT WORTH OFFICE PROPERTIES

     The Company owns 15 Class A Office Properties in the Dallas/Fort Worth metropolitan area with an aggregate of approximately 6.7 million net rentable square feet. Following the acquisition of the Carter-Crowley Office Portfolio, the Company will own a total of 29 office properties in the Dallas/Fort Worth metropolitan area with an aggregate of approximately 9.7 million net rentable square feet, including 25 Class A office properties with an aggregate of approximately 9.0 million net rentable square feet, and four Class B office properties with an aggregate of approximately .7 million net rentable square feet.

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the Dallas metropolitan area.

                             OVERALL CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                   DALLAS, TX

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                                 AVG. RENT                  VACANCY
1990                                                                 17.70                      19.3
1991                                                                 16.70                      20.8
1992                                                                 15.83                      21.9
1993                                                                 15.42                      21.5
1994                                                                 15.91                      17.6
1995                                                                 17.04                      14.6
1996                                                                 19.76                      13.7

---------------
Source: Jamison Research, Inc.

     The seven submarkets in which the 25 Class A office properties are located accounted for 87% of the total Class A office space in the Dallas metropolitan area as of December 31, 1996. These submarkets and the Class A office properties located in each submarket, are identified below.

     Uptown/Turtle Creek. Two of the Company's Office Properties, The Crescent Office Towers and 3333 Lee Parkway, and two properties in the Carter-Crowley Office Portfolio, Cedar Springs and Reverchon Plaza, are located in the Uptown/Turtle Creek submarket. In addition to office buildings and other types of commercial properties, the area has a varied mix of housing, a number of freestanding shops and some of the region's best restaurants, including the Beau Nash in the Hotel Crescent Court, located between The Crescent Office Towers and The Crescent Atrium. The Uptown/Turtle Creek submarket is immediately adjacent to the Park Cities, two upscale residential areas, and is easily accessible from the north/south Dallas North Tollway and the east/west Woodall Rodgers Freeway. The increase in vacancy in this submarket during 1995 and 1996 was primarily the result of the relinquishment of approximately 200,000 square feet of space (approximately 4% of the total Class A office space in the submarket) by a savings and loan association and, subsequently, by a government agency.

     Far North Dallas. Four of the Company's Office Properties, Spectrum Center, The Aberdeen, Stanford Corporate Centre and Liberty Plaza I & II, and three properties in the Carter-Crowley Office Portfolio, The Addison, 5050 Quorum and Addison Tower, are located in the Far North Dallas submarket. Commercial office buildings in the Far North Dallas submarket are primarily located along or near the Dallas North Tollway, which provides direct access to both the Dallas CBD submarket and the LBJ Freeway submarket.

     Las Colinas. Three of the Company's Office Properties, Waterside Commons, Caltex House and MacArthur Center I & II, and one property in the Carter-Crowley Office Portfolio, Valley Centre, are located in the Las Colinas submarket. Las Colinas is a 12,000-acre master planned office, retail, hotel and residential community located in Irving, Texas, approximately 10 minutes from the Dallas/Fort Worth International Airport and approximately 15 and 25 minutes from downtown Dallas and downtown Fort Worth, respectively.

     Dallas CBD. One of the Company's Office Properties, Trammell Crow Center, is located in the CBD submarket. Trammell Crow Center is located in Dallas' cultural and financial district on the northeastern edge of the CBD submarket immediately across the Woodall Rodgers Freeway from The Crescent Office Towers in the Uptown/Turtle Creek submarket. The CBD represents one of the few submarkets in Dallas with large blocks of available contiguous Class A office space. In December 1996, a major lease renewal and expansion for Class A office space in the CBD submarket was signed by NationsBank of Texas, N.A. In addition, new tenants, such as Blockbuster Entertainment Inc., have recently announced plans to relocate from outside the state into the Dallas CBD submarket.

     Richardson/Plano. Three of the Company's Office Properties, Greenway I, Greenway IA and Greenway II, and two properties in the Carter-Crowley Office Portfolio, Palisades Central I and Palisades Central II, are located in the Richardson/Plano submarket. This submarket is located in the northern suburbs of Dallas in an area known as the "Telecom Corridor." This area has the largest concentration of telecommunications firms in the United States. Some of the major telecommunications companies either based in the area or having major branches in the area include Nortel, DSC Communications Corp., MCI Communications Corp., Alcatel Network Systems, Inc. and Ericsson Radio Systems, Inc.

     LBJ Freeway. One of the Company's Office Properties, 12404 Park Central, and one property in the Carter-Crowley Office Portfolio, Meridian, are located in the LBJ Freeway submarket. The LBJ Freeway is the major east/west thoroughfare of North Dallas. Management believes that this submarket will benefit greatly from completion of the North Central Expressway expansion project currently underway. Completed sections of the expressway have already improved access to the buildings in the Park Central complex, in which 12404 Park Central is located, and additional sections are scheduled to be completed through the year 2000.

     Stemmons Freeway. One property in the Carter-Crowley Office Portfolio, Stemmons Place, is located in the Stemmons Freeway submarket. The Stemmons Freeway submarket is at the center of the wholesale apparel, furniture and textile industries of Dallas, and Stemmons Freeway (I-35E) serves as the main north/south artery through Dallas. Only seven Class A office buildings are located in this submarket, of which Stemmons Place is the second largest in terms of net rentable square feet. The increase in vacancy in this submarket as of December 31, 1996 is primarily attributable to the reclassification and addition to the Class A office space inventory of two buildings with an aggregate of approximately 530,000 net rentable square feet during the fourth quarter of 1996. These buildings have since been reclassified as "owner occupied" and will not be included in Class A office space in 1997.

     The Following graphs provide information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the seven Dallas submarkets in which the Company has invested or has pending investments in Class A office properties.

                      UPTOWN/TURTLE CREEK CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             17.77                          18.9
1991                                                                             17.15                          14.9
1992                                                                             17.08                          16.0
1993                                                                             17.17                          13.7
1994                                                                             18.04                           9.8
1995                                                                             19.18                          13.1
1996                                                                             22.99                          14.1

                        FAR NORTH DALLAS CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX


                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             14.60                          30.2
1991                                                                             14.55                          27.2
1992                                                                             14.44                          24.9
1993                                                                             14.55                          22.3
1994                                                                             15.66                          10.5
1995                                                                             16.96                           2.7
1996                                                                             20.88                           2.3


                          LAS COLINAS CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             16.69                           9.3
1991                                                                             16.40                          15.5
1992                                                                             15.83                          17.8
1993                                                                             15.09                          20.1
1994                                                                             16.61                           8.1
1995                                                                             19.81                           5.7
1996                                                                             23.14                           4.6

                              CBD CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             22.83                          17.5
1991                                                                             20.20                          19.9
1992                                                                             18.24                          22.5
1993                                                                             17.20                          22.3
1994                                                                             16.71                          24.6
1995                                                                             16.85                          25.0
1996                                                                             18.17                          24.9


                        RICHARDSON/PLANO CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             13.13                          15.4
1991                                                                             12.90                          11.1
1992                                                                             12.92                           9.9
1993                                                                             13.18                           8.8
1994                                                                             14.42                           7.2
1995                                                                             15.85                           6.5
1996                                                                             19.14                           1.7

                          LBJ FREEWAY CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DALLAS, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                         AVG. RENT                      VACANCY
1990                                                                             15.13                          19.7
1991                                                                             15.09                          19.0
1992                                                                             14.29                          22.0
1993                                                                             14.09                          22.7
1994                                                                             14.95                          16.3
1995                                                                             16.55                           6.9
1996                                                                             20.32                           5.2

                        STEMMONS FREEWAY CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                   DALLAS, TX

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                                 AVG. RENT                  VACANCY
1990                                                                 14.40                      25.1
1991                                                                 14.32                      28.9
1992                                                                 14.25                      35.1
1993                                                                 13.94                      32.0
1994                                                                 14.27                      35.8
1995                                                                 15.16                      26.9
1996                                                                 16.87                      39.8

---------------
Source: Jamison Research, Inc.

     Fort Worth CBD. One of the Company's Office Properties, Continental Plaza, is located in the Fort Worth CBD submarket, which contained 40% of the city's approximately 10.3 million net rentable square feet of Class A office space as of December 31, 1996. Management believes that the Class A office market in the Fort Worth CBD submarket will improve during the next five years. More than 25% of all new jobs created in Fort Worth during 1996 were service-related, and job growth of this type is expected to continue. Office tenants are primarily service-related businesses. In addition, employment is increasing in Fort Worth, and the revitalization of downtown Fort Worth is continuing with the addition of new housing developments, restaurants, night clubs, retail shops and movie theaters. The Fort Worth CBD submarket has recently received a further economic boost, with construction commencing on a $60 million, privately funded, downtown performing arts center and a new retail and entertainment center, as well as the recently completed renovation of an enclosed downtown mall. Although vacancy levels in the Fort Worth CBD have increased recently, the Company's Office Property in this submarket was 100% leased as of December 31, 1996 (including executed leases that had not yet commenced), with approximately 50% of the net rentable square feet leased through 2013.

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the Fort Worth CBD submarket.

                               CBD CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                FORT WORTH, TX

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                                 AVG. RENT                  VACANCY
1990                                                                 18.33                      16.9
1991                                                                 17.78                      16.8
1992                                                                 17.15                      16.0
1993                                                                 16.99                      14.5
1994                                                                 17.16                      11.3
1995                                                                 16.70                      11.1
1996                                                                 16.49                      14.2

---------------
Source: Jamison Research, Inc.

  HOUSTON METROPOLITAN AREA

     The nation's fourth largest city and the largest in the Southwest, Houston currently has a population of approximately 3.5 million, with a workforce of approximately 1.8 million non-agricultural, wage and salaried workers. Houston is central to the domestic petroleum industry's production, processing and distribution network, and according to the University of Houston Center for Public Policy, slightly over one-half of the city's primary employment base is tied to the oil and gas industry. During the 1980s and early 1990s, the city's economy stagnated as a result of the sharp decline in oil prices and cutbacks and consolidations in the petroleum and other industries. Since 1991, however, job growth has increased at an average annual rate of 2.0% per year, according to the U.S. Bureau of Labor Statistics. In 1996, job growth increased by 2.3% with the creation of 40,100 jobs and is projected by the University of Houston Center for Public Policy to continue to increase at a rate of 2.0% to 3.0% for the next several years. Although the petroleum industry remains essential to the Houston economy, the city is also known as a major port for worldwide shipping of non-petroleum products and in 1996 was the second largest U.S. port in terms of foreign tonnage shipped. Houston is also home to the National Aeronautics and Space Administration (NASA) and Johnson Space Center, the 600-acre Texas Medical Center and the Astrodome sports complex. Non-energy related industries that are major contributors to the Houston economy include aerospace manufacturing, data processing, telecommunications and computer software development.

  HOUSTON OFFICE PROPERTIES

     The following graphs provide information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996, for Class A and Class B office properties in the Houston metropolitan area.

                            OVERALL CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             14.97                          12.8
1991                                                                             15.03                          12.0
1992                                                                             14.72                          12.1
1993                                                                             14.17                          12.7
1994                                                                             14.08                           9.9
1995                                                                             14.04                           9.6
1996                                                                             14.44                           7.8

                            OVERALL CLASS B OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             10.90                          21.5
1991                                                                             11.10                          19.8
1992                                                                             11.07                          19.7
1993                                                                             10.93                          20.0
1994                                                                             10.96                          20.0
1995                                                                             11.18                          19.2
1996                                                                             11.61                          17.7

---------------
Source: Baca Landata, Inc.

     The Company has focused its acquisition efforts in the Houston metropolitan area on three submarkets that management believes will benefit from growth in demand for office space. As of December 31, 1996, these three submarkets accounted for 12% of the total Class A office space, and 15% of the total Class B office space, in the Houston metropolitan area.

     Richmond-Buffalo Speedway. The Greenway Plaza Office Portfolio (10 Office Properties) contains a majority of the total Class A and Class B office space in the Richmond-Buffalo Speedway submarket. Virtually all of the office buildings in the submarket that have in excess of 250,000 net rentable square feet are located in or adjacent to Greenway Plaza. The submarket consists of approximately 10.7 million net rentable square feet of office space, of which approximately 3.9 million net rentable square feet are Class A office space and approximately 4.0 million net rentable square feet are Class B office space. The Greenway Plaza Office Portfolio includes Class A Office Properties with an aggregate of approximately 2.0 million net rentable square feet and Class B Office Properties with an aggregate of approximately 2.3 million net rentable square feet. In June 1996, Dresser Industries vacated approximately 340,000 square feet in a Class B office building that is part of the Greenway Plaza Office Portfolio, resulting in an increase in vacancy in this submarket for Class B office properties as of December 31, 1996.

     The Woodlands. Twelve of the Company's Office Properties are located in The Woodlands submarket. The Woodlands submarket is a master planned community, located 27 miles north of Houston, that contains a shopping mall, retail centers, office buildings, a hospital, club facilities, a community college, a performance pavilion and numerous other amenities targeting a population with high earnings. The Woodlands Corporation maintains control over all development within the community. The Company, through its 75% limited partner interest in the partnership that owns the Office Properties in The Woodlands, has the option to participate with The Woodlands Corporation in certain future office development within The Woodlands.

     Katy Freeway. One of the Company's Office Properties, Three Westlake Park, is located in the Katy Freeway submarket, which is approximately eight miles west of downtown Houston. A number of the world's largest oil companies, including Exxon Corporation, Amoco Production Company and British Petroleum, are located in this submarket, which is also known as the "Energy Corridor." The Company owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by Three Westlake Park.

     The following graphs provide information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996, for Class A and Class B office properties in the Richmond-Buffalo Speedway submarket, for all classes of competitive office properties in The Woodlands submarket and for Class A office properties in the Katy Freeway submarket.

                   RICHMOND-BUFFALO SPEEDWAY CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             12.29                          12.0
1991                                                                             12.66                          10.1
1992                                                                             13.26                           8.1
1993                                                                             13.12                           6.4
1994                                                                             12.92                           6.3
1995                                                                             13.46                           6.5
1996                                                                             14.03                           4.4

                   RICHMOND-BUFFALO SPEEDWAY CLASS B OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             12.32                           9.3
1991                                                                             12.37                          10.2
1992                                                                             12.35                          10.9
1993                                                                             12.55                          13.5
1994                                                                             12.47                          14.2
1995                                                                             12.47                          22.8
1996                                                                             12.68                          36.2


                             THE WOODLANDS OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT(1)                    VACANCY
1990                                                                             11.45                          44.6
1991                                                                              8.54                          31.5
1992                                                                             11.20                          14.2
1993                                                                             12.11                          14.4
1994                                                                             12.83                          16.5
1995                                                                             12.87                          13.6
1996                                                                             14.32                           8.0

                 KATY FREEWAY (ENERGY CORRIDOR) CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  HOUSTON, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             14.48                           7.1
1991                                                                             15.83                           5.9
1992                                                                             15.10                           6.5
1993                                                                             15.10                           5.4
1994                                                                             15.23                           2.2
1995                                                                             15.42                           2.9
1996                                                                             14.69                           0.4

---------------

(1) Weighted average of the submarket rental rate per square foot quoted for all classes of office properties within The Woodlands submarket, adjusted based on management estimates, to equivalent full-service quoted rental rates.

Source: Baca Landata, Inc., The Woodlands Corporation and Cushman & Wakefield of Texas, Inc.

  DENVER METROPOLITAN AREA

     Like Dallas/Fort Worth, Denver has a diverse economic base that has outperformed the national economy in terms of job growth in recent years. With approximately 50% more college graduates, on a per capita basis, than the national average, the city has one of the most highly educated workforces in the nation, allowing it to attract the service and technology companies that draw on the skills of this group. During the last decade, the city has become a center for high-technology firms, especially those in the telecommunications industry. Furthermore, Denver ranks as an important distribution center for the Western and Central United States, and the 1995 opening of the Denver International Airport has improved the city's standing as an air transportation hub with respect to both passenger and freight traffic.

  DENVER OFFICE PROPERTIES

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the Denver metropolitan area.

                             OVERALL CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                   DENVER, CO

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                               AVG. RENT                   VACANCY
1990                                                                 12.65                      15.1
1991                                                                 12.75                      14.3
1992                                                                 14.18                      13.1
1993                                                                 14.67                       9.6
1994                                                                 15.46                       6.5
1995                                                                 17.06                       8.4
1996                                                                 18.02                       9.4

---------------
Source: Cushman & Wakefield of Colorado, Inc.

     The increase in vacancy during 1995 and 1996 was primarily the result of the relinquishment of space in the Denver CBD submarket by government agencies and certain major accounting firms. The Company believes that this increase in vacancy will be relatively short-term given the low weighted average quoted market rental rates in the Denver CBD submarket as compared to other Denver submarkets, the relative lack of immediately available blocks of Class A office space in the surrounding submarkets and the continuing population and employment growth trends of the Denver metropolitan area.

     The Company has focused its acquisition efforts in the Denver metropolitan area on three submarkets which management believes have benefited and will continue to benefit from the growth in demand for office space. These three submarkets accounted for 82% of the total Class A office space in the Denver metropolitan area as of December 31, 1996.

     Cherry Creek. Four of the Company's Office Properties, The Citadel, Ptarmigan Place, 44 Cook and 55 Madison, are located in the Cherry Creek submarket. With approximately 2.1 million net rentable square feet of Class A office space, Cherry Creek is the third largest of Denver's submarkets. Located three miles southeast of the Denver CBD submarket, the area includes some of the most prestigious single-family homes in the city, the Denver Country Club, the Cherry Creek Mall and high-rise residential projects. The Company currently owns 37% of the Class A office space in the Cherry Creek submarket.

     Denver CBD. Two of the Company's Office Properties, AT&T and MCI Tower, and one of the Company's Hotel Properties, the Denver Marriott City Center (which is located in the same building as MCI Tower), are located in the Denver CBD submarket. With over 10.0 million net rentable square feet of Class A office space as of December 31, 1996, the Denver CBD submarket contained 51% of the city's total Class A office space. The $175 million Coors Field baseball stadium is located on the west edge of the Denver CBD submarket and a $67 million central library has been constructed at the city's center. A recently constructed light rail system offers ease of commuter access from southern Denver to the downtown area. The Denver

CBD submarket has low lease rates in comparison to other Denver locations and large blocks of Class A office space are available in the Denver CBD submarket. As a result of these factors and the limited space available in the other Denver submarkets, the Denver CBD submarket has become the only area within Denver that can immediately accommodate a major Class A tenant.

     Denver Technology Center ("DTC"). One of the Company's Properties, Regency Plaza One, is located in the DTC submarket. This submarket has excellent access to all parts of Denver, and many of Denver's prime residential communities are located within five to 15 minutes of the area. Class A office space in the DTC submarket totals approximately 4.0 million net rentable square feet, which is second in size only to the Denver CBD submarket. As of December 31, 1996, Class A office space in the DTC submarket was 91% leased. During the latter part of 1996, a tenant that had leased approximately 170,000 square feet in this submarket vacated the space, resulting in an increase in vacancy as of December 31, 1996. A portion of this space (approximately 22,000 square feet) has since been re-leased.

     The following graphs provide information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996, for Class A office properties in the three Denver submarkets in which the Company has invested.

                          CHERRY CREEK CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DENVER, CO

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             12.52                          20.9
1991                                                                             13.52                          17.8
1992                                                                             13.53                          21.7
1993                                                                             12.55                           9.9
1994                                                                             14.03                          10.3
1995                                                                             17.11                          11.1
1996                                                                             17.84                          12.2

                              CBD CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  DENVER, CO

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             12.31                          17.3
1991                                                                             12.17                          16.3
1992                                                                             14.07                           8.9
1993                                                                             14.52                           8.1
1994                                                                             15.80                           5.8
1995                                                                             16.23                           9.8
1996                                                                             16.44                          10.8

                               DTC CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                   DENVER, CO

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             14.08                           6.8
1991                                                                             14.97                           7.7
1992                                                                             16.29                           9.8
1993                                                                             16.14                           7.6
1994                                                                             16.44                           4.2
1995                                                                             19.95                           5.6
1996                                                                             22.95                           8.7

---------------

Source: Cushman & Wakefield of Colorado, Inc.

AUSTIN METROPOLITAN AREA

     The Austin metropolitan area, which includes over 1,000,000 people, is home to both the state capital of Texas and The University of Texas, the nation's third largest university. Management believes that Austin's highly educated workforce, low cost of living and high quality of life make it an attractive area for business relocation and expansion and have made the city an important base for research and development and high-technology companies. Five of the area's six largest private employers are IBM Corporation, Motorola Incorporated, Dell Computer Corporation, Advanced Micro Devices and Texas Instruments Incorporated. Employment growth in Austin is projected by Cognetics, Inc. to be 41.2% from 1996 through 2006, one of the highest projected employment increases in the country.

AUSTIN OFFICE PROPERTIES

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the Austin metropolitan area.

                             OVERALL CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                                   AUSTIN, TX

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                                                      AVG. RENT                   VACANCY
1990                                                                                        13.07                      22.7
1991                                                                                        12.68                      19.6
1992                                                                                        16.06                      13.5
1993                                                                                        17.42                      10.0
1994                                                                                        18.49                      10.8
1995                                                                                        18.67                      10.2
1996                                                                                        20.13                       6.8

---------------

Source: CB Commercial

     The three submarkets in which the five Class A Office Properties are located accounted for 20% of the total Class A office space in the Austin metropolitan area as of December 31, 1996. These submarkets and the Class A Office Properties located in each submarket are identified below.

     Austin CBD. Three of the Company's Office Properties, 301 Congress Avenue, Bank One Tower and Frost Bank Plaza are located in the Austin CBD submarket. This submarket contains approximately 3.6 million net rentable square feet of Class A office space or 49% of Austin's total Class A office space. As of December 31, 1996, the Class A office occupancy rate in the Austin CBD submarket was 90% with a weighted average quoted market rental rate of $19.95 per square foot. With Class A office occupancies of 96% to 99% in Austin's major suburban submarkets, many tenants have focused on relocation to, and expansion in, the CBD submarket to meet their needs for office space. As of December 31, 1996, the Company owned 35% of the Class A office space in the CBD submarket.

     Northwest. One of the Company's Office Properties, The Avallon, is located in the Northwest submarket. The Northwest submarket contains approximately 1.8 million net rentable square feet of Class A office space, and is a principal location for Austin's high-technology community. The increase in vacancy as of

December 31, 1996 is primarily attributable to the addition to the submarket of two newly-constructed Class A office buildings with an aggregate of approximately 200,000 net rentable square feet. These buildings are now fully leased and management therefore expects the vacancy rate to decline during the first quarter of 1997.

     Southwest. One of the Company's Office Properties, Barton Oaks Plaza One, is located in the Southwest submarket. With approximately 1.2 million net rentable square feet, the Southwest Class A office submarket is approximately two-thirds of the size of the Northwest Class A office submarket, Austin's other major Class A suburban submarket.

     The following graphs provide information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1990 through 1996 for Class A office properties in the three Austin submarkets in which the Company has invested.

                              CBD CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  AUSTIN, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             16.11                          24.8
1991                                                                             17.84                          23.4
1992                                                                             18.90                          20.9
1993                                                                             18.95                          16.0
1994                                                                             19.87                          17.2
1995                                                                             20.17                          15.2
1996                                                                             19.95                          10.1

                           NORTHWEST CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  AUSTIN, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             10.81                          21.1
1991                                                                             11.91                          20.4
1992                                                                             16.38                          11.5
1993                                                                             16.42                           7.8
1994                                                                             18.33                           3.4
1995                                                                             19.50                           2.0
1996                                                                             21.33                           4.2

                           SOUTHWEST CLASS A OFFICE
                        VACANCY AND QUOTED MARKET RENT
                                  AUSTIN, TX

                   MEASUREMENT PERIOD
                 (FISCAL YEAR COVERED)                                       AVG. RENT                       VACANCY
1990                                                                             10.42                          15.3
1991                                                                             12.56                          14.4
1992                                                                             12.89                           3.8
1993                                                                             16.25                           3.3
1994                                                                             18.00                           2.4
1995                                                                             19.03                           1.7
1996                                                                             21.50                           0.6

---------------

Source: CB Commercial

LEASE EXPIRATIONS OF OFFICE PROPERTIES

     The following table sets forth a schedule of lease expirations for leases in place as of December 31, 1996, for each of the 10 years beginning with January 1, 1997, for the Office Properties, on an aggregate basis by submarket, assuming that none of the tenants exercises renewal options and excluding an aggregate of 2,894,063 square feet of unleased space. For the year ended December 31, 1996, the weighted average amount of excess expenses paid by tenants for all leases was $.92 per square foot.

STATE, CITY, SUBMARKET                        1997           1998          1999          2000          2001          2002
----------------------                     ----------    -----------   -----------   -----------   -----------   -----------
TEXAS
DALLAS
Uptown/Turtle Creek.....  Sq. Ft.(1)           255,963       171,680        76,043            --       347,984       167,595
                          % Sq. Ft.(2)           19.8%         13.3%          5.9%          0.0%         26.9%         13.0%
                          Annual Rent(3)    $4,634,564    $4,149,971    $1,383,101            --    $8,051,327    $4,448,769
                          No. of Tenants            41            26            12            --            14             6
                          Rent per Sq. Ft.      $18.11        $24.17        $18.19            --        $23.14        $26.54
                          Company Quoted        $29.22
                          Rental Rate per
                          Sq. Ft.(4)

Far North Dallas........  Sq. Ft.(1)           249,331        70,021        85,706       188,451       201,455        78,356
                          % Sq. Ft.(2)           18.7%          5.2%          6.4%         14.1%         15.1%          5.9%
                          Annual Rent(3)    $3,116,881    $1,056,123    $1,301,444    $2,802,073    $3,744,738    $1,014,710
                          No. of Tenants            19            13            12             6             8             1
                          Rent per Sq. Ft.      $12.50        $15.08        $15.18        $14.87        $18.59        $12.95
                          Company Quoted        $19.70
                          Rental Rate per
                          Sq. Ft.(4)

Las Colinas.............  Sq. Ft.(1)            51,221       102,164        45,239       283,126        45,835       278,796
                          % Sq. Ft.(2)            4.4%          8.7%          3.8%         24.1%          3.9%         23.7%
                          Annual Rent(3)      $704,978    $1,478,119      $708,365    $4,550,898      $931,263    $5,939,141
                          No. of Tenants            11            19             9            15             6             2
                          Rent per Sq. Ft.      $13.76        $14.47        $15.66        $16.07        $20.32        $21.30
                          Company Quoted        $17.81
                          Rental Rate per
                          Sq. Ft.(4)

CBD(5)..................  Sq. Ft.(1)           118,596        80,252       256,581         4,921         5,419        16,171
                          % Sq. Ft.(2)           13.1%          8.9%         28.3%          0.5%          0.6%          1.8%
                          Annual Rent(3)    $2,113,267    $1,995,705    $6,662,455       $94,729        $    0      $351,940
                          No. of Tenants            10             2             8             2             1             2
                          Rent per Sq. Ft.      $17.82        $24.87        $25.97        $19.25        $    0        $21.76
                          Company Quoted        $21.00
                          Rental Rate per
                          Sq. Ft.(4)

Richardson/Plano(6).....  Sq. Ft.(1)           154,839         1,798       139,033         3,865            --            --
                          % Sq. Ft.(2)           51.7%          0.6%         46.4%          1.3%          0.0%          0.0%
                          Annual Rent(3)    $1,351,758       $20,417    $2,322,238       $70,923            --            --
                          No. of Tenants             2             2             1             2            --            --
                          Rent per Sq. Ft.       $8.73        $11.36        $16.70        $18.35            --            --
                          Company Quoted        $16.69
                          Rental Rate per
                          Sq. Ft.(4)

LBJ Freeway.............  Sq. Ft.(1)           190,091        25,290            --            --            --            --
                          % Sq. Ft.(2)           88.3%         11.7%          0.0%          0.0%          0.0%          0.0%
                          Annual Rent(3)    $2,656,882      $302,862            --            --            --            --
                          No. of Tenants             6             1            --            --            --            --
                          Rent per Sq. Ft.      $13.98        $11.98            --            --            --            --
                          Company Quoted        $20.00
                          Rental Rate per
                          Sq. Ft.(4)

                                                                                    2007 &
STATE, CITY, SUBMARKET       2003          2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
TEXAS
DALLAS
Uptown/Turtle Creek.....      126,486        47,651        41,130        59,165            --
                                 9.8%          3.7%          3.2%          4.6%          0.0%
                           $3,059,116    $1,071,988      $836,680    $1,538,290            --
                                    3             1             2             2            --
                               $24.19        $22.50        $20.34        $26.00            --

Far North Dallas........      119,500         9,320       320,629        11,937            --
                                 9.0%          0.7%         24.0%          0.9%          0.0%
                           $1,549,915      $144,833    $5,049,907      $274,551            --
                                    1             1             1             1            --
                               $12.97        $15.54        $15.75        $23.00            --

Las Colinas.............        6,555            --       363,579            --            --
                                 0.6%          0.0%         30.9%          0.0%          0.0%
                             $162,236            --    $2,794,332            --            --
                                    1            --             1            --            --
                               $24.75            --         $7.69            --            --

CBD(5)..................           --       116,659       183,601        26,034        97,238
                                 0.0%         12.9%         20.3%          2.9%         10.7%
                                   --    $2,274,720    $3,633,779      $494,646    $2,212,165
                                   --             2             5             1             1
                                   --        $19.50        $19.79        $19.00        $22.75

Richardson/Plano(6).....           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --

LBJ Freeway.............           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --

STATE, CITY, SUBMARKET                        1997          1998          1999          2000          2001          2002
----------------------                     -----------   -----------   -----------   -----------   -----------   -----------
FORT WORTH
CBD.....................  Sq. Ft.(1)           159,201       120,317       159,473       154,102        87,339        53,376
                          % Sq. Ft.(2)           21.7%         16.4%         21.7%         21.0%         11.9%          7.3%
                          Annual Rent(3)    $1,952,964    $2,033,011    $2,659,890    $2,442,386    $1,314,694      $532,868
                          No. of Tenants            27             8             4             5             3             3
                          Rent per Sq. Ft.      $12.27        $16.90        $16.68        $15.85        $15.05         $9.98
                          Company Quoted        $15.30
                          Rental Rate per
                          Sq. Ft.(4)

HOUSTON
Richmond-Buffalo
 Speedway...............  Sq. Ft.(1)           251,425       314,169       376,815       229,757       223,687       253,101
                          % Sq. Ft.(2)            7.9%          9.9%         11.9%          7.3%          7.1%          8.0%
                          Annual Rent(3)    $3,183,176    $3,963,614    $4,935,963    $2,990,396    $3,231,537    $3,909,404
                          No. of Tenants            58            74            48            31            24            20
                          Rent per Sq. Ft.      $12.66        $12.62        $13.10        $13.02        $14.45        $15.45
                          Company Quoted        $15.00
                          Rental Rate per
                          Sq. Ft.(4)

The Woodlands...........  Sq. Ft.(1)           108,830       103,337       129,004        34,255        78,967        54,591
                          % Sq. Ft.(2)           14.7%         13.9%         17.4%          4.6%         10.7%          7.4%
                          Annual Rent(3)    $1,125,334    $1,251,724    $1,506,229      $468,113    $1,209,949      $872,914
                          No. of Tenants            20            21            18             5            10             2
                          Rent per Sq. Ft.      $10.34        $12.11        $11.68        $13.67        $15.32        $15.99
                          Company Quoted        $14.32
                          Rental Rate per
                          Sq. Ft.(4)

Katy Freeway............  Sq. Ft.(1)               895            --         1,817       411,539            --            --
                          % Sq. Ft.(2)            0.2%          0.0%          0.4%         99.3%          0.0%          0.0%
                          Annual Rent(3)        $2,627            --        $2,217    $2,992,761            --            --
                          No. of Tenants             1            --             1             1            --            --
                          Rent per Sq. Ft.       $2.94            --         $1.22         $7.27            --            --
                          Company Quoted         $9.10
                          Rental Rate per
                          Sq. Ft.(4)

AUSTIN
CBD.....................  Sq. Ft.(1)            51,702       188,248        50,021       189,204        71,360         2,564
                          % Sq. Ft.(2)            5.1%         18.5%          4.9%         18.6%          7.0%          0.3%
                          Annual Rent(3)      $602,696    $3,186,659      $639,077    $3,006,156      $969,111       $24,358
                          No. of Tenants            10            14             9            13            21             1
                          Rent per Sq. Ft.      $11.66        $16.93        $12.78        $15.89        $13.58         $9.50
                          Company Quoted        $14.50
                          Rental Rate per
                          Sq. Ft.(4)

Northwest...............  Sq. Ft.(1)             2,486            --        24,204            --            --            --
                          % Sq. Ft.(2)            2.0%          0.0%         19.4%          0.0%          0.0%          0.0%
                          Annual Rent(3)       $39,776            --      $399,366            --            --            --
                          No. of Tenants             1            --             2            --            --            --
                          Rent per Sq. Ft.      $16.00            --        $16.50            --            --            --
                          Company Quoted        $21.00
                          Rental Rate per
                          Sq. Ft.(4)

Southwest...............  Sq. Ft.(1)             9,500         5,674         6,384        16,287        17,201         2,800
                          % Sq. Ft.(2)           10.4%          6.2%          7.0%         17.8%         18.8%          3.1%
                          Annual Rent(3)      $143,832       $87,947      $114,990      $301,310      $348,817       $56,000
                          No. of Tenants             3             2             4             3             3             1
                          Rent per Sq. Ft.      $15.14        $15.50        $18.01        $18.50        $20.28        $20.00
                          Company Quoted        $21.50
                          Rental Rate per
                          Sq. Ft.(4)

                                                                                    2007 &
STATE, CITY, SUBMARKET       2003          2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
FORT WORTH
CBD.....................           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --
HOUSTON
Richmond-Buffalo
 Speedway...............      173,282       372,360        33,430            --       939,061
                                 5.5%          11.8          1.1%          0.0%         29.7%
                           $2,730,224    $6,021,179      $476,932            --   $23,196,070
                                   16             4             4            --             4
                               $15.76        $16.17        $14.27            --        $24.70

The Woodlands...........       34,518        91,131        71,000        35,612            --
                                 4.7%         12.3%          9.6%          4.8%          0.0%
                             $571,907    $1,730,406      $545,990      $582,463            --
                                    2             3             1             2            --
                               $16.57        $18.99          7.69        $16.36            --

Katy Freeway............           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --

AUSTIN
CBD.....................       37,375        93,210       211,510        83,462        39,737
                                 3.7%          9.2%         20.8%          8.2%          3.9%
                             $410,980    $1,266,213    $3,922,783    $1,153,783      $737,367
                                    2             5             4             2             2
                               $11.00        $13.58        $18.55        $13.82        $18.56

Northwest...............           --        98,188            --            --            --
                                 0.0%         78.6%          0.0%          0.0%          0.0%
                                   --    $2,097,731            --            --            --
                                   --             1            --            --            --
                                   --        $21.36            --            --            --

Southwest...............           --            --            --        33,439            --
                                 0.0%          0.0%          0.0%         36.6%          0.0%
                                   --            --            --      $786,151            --
                                   --            --            --             1            --
                                   --            --            --        $23.51            --

STATE, CITY, SUBMARKET                        1997          1998          1999          2000          2001          2002
----------------------                     -----------   -----------   -----------   -----------   -----------   -----------
COLORADO
DENVER
Cherry Creek(7).........  Sq. Ft.(1)           125,300       112,254       178,808        44,208        82,383        20,158
                          % Sq. Ft.(2)           21.8%         19.5%         31.1%          7.7%         14.3%          3.5%
                          Annual Rent(3)    $1,741,125    $1,706,852    $2,613,005      $730,727    $1,360,917      $341,806
                          No. of Tenants            25            24            21            14            18             3
                          Rent per Sq. Ft.      $13.90        $15.21        $14.61        $16.53        $16.52        $16.96
                          Company Quoted        $18.16
                          Rental Rate per
                          Sq. Ft.(4)

CBD(8)..................  Sq. Ft.(1)            88,063         5,782        73,992        76,861        13,268       406,702
                          % Sq. Ft.(2)           13.2%          0.9%         11.1%         11.6%          2.0%         61.2%
                          Annual Rent(3)    $1,133,934       $63,429    $1,256,558      $951,148      $195,225    $7,142,949
                          No. of Tenants             6             1             5             3             2             2
                          Rent per Sq. Ft.      $12.88        $10.97        $16.98        $12.37        $14.71        $17.56
                          Company Quoted        $17.25
                          Rental Rate per
                          Sq. Ft.(4)

DTC.....................  Sq. Ft.(1)            83,214        49,993         7,629        21,588        21,258         5,024
                          % Sq. Ft.(2)           27.6%         16.6%          2.5%          7.2%          7.1%          1.7%
                          Annual Rent(3)    $1,344,878      $892,784      $124,166      $412,104      $479,812      $125,600
                          No. of Tenants            15             4             2             2             3             1
                          Rent per Sq. Ft.      $16.16        $17.86        $16.28        $19.09        $22.57        $25.00
                          Company Quoted        $24.00
                          Rental Rate per
                          Sq. Ft.(4)

COLORADO SPRINGS........  Sq. Ft.(1)            23,395        23,433        82,066         1,098       120,691            --
                          % Sq. Ft.(2)            9.3%          9.3%         32.7%          0.4%         48.1%          0.0%
                          Annual Rent(3)      $230,477      $182,288      $741,482       $11,529    $1,473,939            --
                          No. of Tenants             3             3             3             1             2            --
                          Rent per Sq. Ft.       $9.85         $7.78         $9.04        $10.50        $12.21            --
                          Company Quoted        $11.40
                          Rental Rate per
                          Sq. Ft.(4)

ARIZONA
PHOENIX
CBD.....................  Sq. Ft.(1)               596           988        20,957        61,939        77,729        38,363
                          % Sq. Ft.(2)            0.2%          0.3%          6.0%         17.7%         22.2%         11.0%
                          Annual Rent(3)        $4,768       $15,901      $374,754    $1,479,817    $1,527,207      $728,897
                          No. of Tenants             1             2             3             5             5             2
                          Rent per Sq. Ft.       $8.00        $16.09        $17.88        $23.89        $19.65        $19.00
                          Company Quoted        $20.00
                          Rental Rate per
                          Sq. Ft.(4)

LOUISIANA
NEW ORLEANS
CBD.....................  Sq. Ft.(1)                --            --         7,792            --        10,202        15,709
                          % Sq. Ft.(2)            0.0%          0.0%          2.1%          0.0%          2.7%          4.2%
                          Annual Rent(3)            --            --       $98,803            --      $110,506      $203,582
                          No. of Tenants            --            --             3            --             2             2
                          Rent per Sq. Ft.          --            --        $12.68            --        $10,83        $12.96
                          Company Quoted        $15.00
                          Rental Rate per
                          Sq. Ft.(4)

NEBRASKA
OMAHA
CBD.....................  Sq. Ft.(1)            74,034         3,983        15,565           392        67,421       177,280
                          % Sq. Ft.(2)           18.4%          1.0%          3.9%          0.1%         16.8%         44.1%
                          Annual Rent(3)    $1,104,645       $47,796      $238,116        $7,840    $1,034,862    $2,159,724
                          No. of Tenants             6             2             2             1             1             4
                          Rent per Sq. Ft.      $14.92        $12.00        $15.30        $20.00        $15.35        $12.18
                          Company Quoted        $19.50
                          Rental Rate per
                          Sq. Ft.(4)

                                                                                    2007 &
STATE, CITY, SUBMARKET       2003          2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
COLORADO
DENVER
Cherry Creek(7).........       11,211            --            --            --            --
                                 2.0%          0.0%          0.0%          0.0%          0.0%
                             $184,878            --            --            --            --
                                    2            --            --            --            --
                               $16.49            --            --            --            --

CBD(8)..................           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --

DTC.....................        3,353       108,932            --            --            --
                                 1.1%         36.2%          0.0%          0.0%
                              $83,825    $2,069,708            --            --            --
                                    1             1            --            --            --
                               $25.00        $19.00            --            --            --

COLORADO SPRINGS........           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                   --            --            --            --            --
ARIZONA
PHOENIX
CBD.....................       12,273       137,172            --            --            --
                                 3.5%         39.2%          0.0%          0.0%          0.0%
                             $235,049    $3,893,162            --            --            --
                                    2             2            --            --            --
                               $19.15        $28.38            --            --            --

LOUISIANA
NEW ORLEANS
CBD.....................           --       310,591        26,805         3,183            --
                                 0.0%         83.0%          7.2%          0.9%          0.0%
                                   --    $5,281,192      $455,768       $53,315            --
                                   --             2             1             1            --
                                   --        $17.00        $17.00        $16.75            --






NEBRASKA
OMAHA
CBD.....................       63,078            --            --            --            --
                                15.7%          0.0%          0.0%          0.0%          0.0%
                           $1,072,326            --            --            --            --
                                    1            --            --            --            --
                               $17.00            --            --            --            --


STATE, CITY, SUBMARKET                        1997          1998          1999          2000          2001          2002
----------------------                     -----------   -----------   -----------   -----------   -----------   -----------
NEW MEXICO
ALBUQUERQUE
CBD.....................  Sq. Ft.(1)             5,387        13,049        29,286        20,593        27,397         2,986
                          % Sq. Ft.(2)            1.6%          4.0%          9.0%          6.3%          8.4%          0.9%
                          Annual Rent(3)       $88,831      $239,198      $559,719      $355,532      $571,659       $64,886
                          No. of Tenants             4             6             4             6             2             1
                          Rent per Sq. Ft.      $16.49        $18.33        $19.11        $17.26        $20.87        $21.73
                          Company Quoted        $18.50
                          Rental Rate per
                          Sq. Ft.(4)
CALIFORNIA
SAN FRANCISCO
South of Market CBD.....  Sq. Ft.(1)            11,140            --        12,232         1,700            --            --
                          % Sq. Ft.(2)           20.5%          0.0%         22.5%          3.1%          0.0%          0.0%
                          Annual Rent(3)      $187,388            --      $279,059       $22,440            --            --
                          No. of Tenants             6            --             5             1            --            --
                          Rent per Sq. Ft.      $16.82            --        $22.81        $13.20            --            --
                          Company Quoted        $28.69
                          Rental Rate per
                          Sq. Ft.(4)
SAN DIEGO
UTC.....................  Sq. Ft.(1)            34,407        31,582        15,970        46,297        36,661            --
                          % Sq. Ft.(2)           19.5%         17.9%          9.1%         26.3%         20.8%          0.0%
                          Annual Rent(3)      $581,355      $603,440      $321,095    $1,025,052      $740,956            --
                          No. of Tenants             7             6             3             5             6            --
                          Rent per Sq. Ft.      $16.90        $19.11        $20.11        $22.14        $20.21            --
                          Company Quoted        $20.50
                          Rental Rate per
                          Sq. Ft.(4)
TOTAL...................  Sq. Ft.(1)         2,049,616     1,424,014     1,794,617     1,790,183     1,536,257     1,573,572
                          % Sq. Ft.(2)           13.7%          9.5%         12.0%         11.9%         10.2%         10.5%
                          Annual Rent(3)   $28,046,136   $23,277,839   $29,242,092   $24,715,934   $27,296,519   $27,917,548
                          No. of Tenants           282           230           179           121           131            53
                          Rent per Sq. Ft.      $13.68        $16.35        $16.29        $13.81        $17.77        $17.74
                          Company Quoted        $17.99
                          Rental Rate per
                          Sq. Ft.(4)

                                                                                    2007 &
STATE, CITY, SUBMARKET       2003          2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
NEW MEXICO
ALBUQUERQUE
CBD.....................           --        41,906       186,265            --            --
                                 0.0%         12.8%         57.0%          0.0%          0.0%
                                   --      $689,354    $3,897,743            --            --
                                   --             1             2            --            --
                                   --        $16.45        $20.93            --            --
CALIFORNIA
SAN FRANCISCO
South of Market CBD.....           --            --            --        29,234            --
                                 0.0%          0.0%          0.0%         53.9%          0.0%
                                   --            --            --      $680,903            --
                                   --            --            --             1            --
                                   --            --            --        $23.22            --
SAN DIEGO
UTC.....................        4,329         6,811            --            --            --
                                 2.5%          3.9%          0.0%          0.0%          0.0%
                             $104,130      $139,395            --            --            --
                                    2             2            --            --            --
                               $24.05        $20.47            --            --            --

TOTAL...................      591,960     1,433,931     1,437,949       282,156     1,076,036
                                 3.9%          9.6%          9.6%          1.9%          7.2%
                          $10,164,586   $26,679,881   $21,613,914    $5,564,099   $26,145,602
                                   33            25            21            11             7
                               $17.17        $18.61        $15.03        $19.72        $24.30

---------------

(1) Total net rentable square feet represented by expiring leases.
(2) Percentage of total net rentable square feet represented by expiring leases.
(3) Calculated based on base rent payable as of the expiration day of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and excluding expenses payable by tenants.
(4) Represents weighted average rental rates per square foot quoted by the Company as of December 31, 1996, based on total net rentable square feet of Company Properties in the submarket. These rates have not been adjusted to equivalent full-service quoted rental rates in markets in which the Company's rates are not quoted on a full-service basis.
(5) The Company's Office Property in this submarket was acquired subsequent to December 31, 1996.
(6) One of the Company's Office Properties in this submarket (representing 154,329 net rentable square feet) was acquired subsequent to December 31, 1996.
(7) Two of the Company's Office Properties in this submarket (representing an aggregate of 246,589 net rentable square feet) were acquired subsequent to December 31, 1996.
(8) One of the Company's Office Properties in this submarket (representing 169,610 net rentable square feet) was acquired subsequent to December 31, 1996.

                      HISTORICAL RECURRING OFFICE PROPERTY
           CAPITAL EXPENDITURES, TENANT IMPROVEMENT AND LEASING COSTS

     The following table sets forth annual and per square foot recurring capital expenditures (excluding those expenditures which are recoverable from tenants) and tenant improvement and leasing costs for the period from May 4, 1994 (inception of operations) to December 31, 1994, and for the years ended December 31, 1995 and 1996, attributable to leases that commenced (i.e., the renewal or replacement tenant began to pay rent) for the Office Properties consolidated in the Company's financial statements during each of the periods presented. Tenant improvement and leasing costs for commenced leases during a particular period do not equal the cash paid for tenant improvement and leasing costs during such period, due to the timing of payments.

                                                            1994         1995         1996
                                                          ---------    ---------    ---------
CAPITAL EXPENDITURES:
  Capital Expenditures (in thousands)...................  $     147    $     490    $   1,214
  Per square foot.......................................  $     .04    $     .08    $     .13
TENANT IMPROVEMENT COSTS AND TENANT LEASING COSTS(1):
  Replacement Tenant Square Feet........................         --      159,877      404,860
  Renewal Tenant Square Feet............................     76,187      177,437      348,295

  Tenant Improvement Costs (in thousands)...............  $     521    $   1,901    $   6,264
  Per square foot leased................................  $    6.83    $    5.64    $    8.32

  Tenant Leasing Costs (in thousands)...................  $      54    $   1,039    $   3,171
  Per square foot leased................................  $     .71    $    3.08    $    4.21

  Total (in thousands)..................................  $     575    $   2,940    $   9,435
  Total per square foot.................................  $    7.54    $    8.72    $   12.53
  Average lease term....................................  3.3 years    6.6 years    5.3 years
  Total per square foot per year(2).....................  $    2.28    $    1.32    $    2.36

---------------

(1) Excludes leasing activity for leases that have less than a one-year term (i.e., storage and temporary space).
(2) Total per square foot per year equals total per square foot divided by average lease term.

     Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to be made in the Company's Property portfolio. The Company maintains an active preventive maintenance program in order to minimize required capital improvements. In addition, capital improvement costs are recoverable from tenants in many instances.

     Tenant improvement and leasing costs also may fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease (renewal or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that future recurring tenant improvements and leasing costs for the Company's existing Office Property portfolio will approximate on average for "renewal tenants" $6.00 to $8.00 per square foot or, $1.20 to $1.60 per square foot per year based on an average five year lease term, and for "replacement tenants" $12.00 to $14.00 per square foot, or $2.40 to $2.80 per square foot per year based on an average five year lease term.

                       HOTEL PROPERTY MARKET INFORMATION

     The U.S. hotel industry is experiencing a resurgence in profitability from its downturn in the early 1990's. Increased demand for destination resort and luxury hotel rooms has been met with virtually no increase in the supply of such rooms, resulting in increasing occupancies and room rates. According to Smith Travel Research, average occupancies for hotel rooms rose from 62.1% in 1992 to 65.7% in 1996, the highest level in more than a decade. Average hotel room rates grew 6.7%, 4.8%, and 4.8% in 1996, 1995 and 1994, respectively, with the 1994 figure outpacing inflation for the first time in eight years. Within the luxury/resort and full-service segments of the industry, average occupancy increased approximately 8.9% and 6.5%, respectively, between 1992 and 1996, while average hotel room rates increased approximately 20.3% and 17.4%, respectively, during the same period.

     Business and convention travel accounts for about two-thirds of room demand and has risen along with the improving economy and increased corporate profits. Domestic leisure travel has also increased, especially among the "baby boomers" who are not only at the prime age for leisure travel but also have a greater tendency to travel than previous generations. A healthier, more active senior population is also contributing to the increase in travel.

     With the aging of the "baby boomer" generation and the growing interest in quality of life activities, the resort/spa industry also is experiencing significant growth in the United States.

     The average annual growth rates in revenue per available room ("REVPAR"), from 1991 through 1996, for the luxury/resort and full-service hotel segments were 6.4% and 5.3%, respectively, according to Smith Travel Research.

     The following table sets forth hotel REVPAR by price segment for the years 1991 through 1996.

                                                                                             AVERAGE
                                                                                             ANNUAL
                                1991      1992      1993      1994      1995      1996     GROWTH RATE
                               ------    ------    ------    ------    ------    ------    -----------
Luxury/Resort(1)...........    $67.92    $70.61    $74.23    $80.42    $84.98    $92.45
  % Change.................                 4.0%      5.1%      8.3%      5.7%      8.8%        6.4%
Full-Service...............    $45.21    $46.80    $49.11    $52.57    $55.52    $58.51
  % Change.................                 3.5%      4.9%      7.0%      5.6%      5.4%        5.3%
Mid-Priced.................    $33.38    $33.90    $35.08    $38.39    $40.77    $43.51
  % Change.................                 1.6%      3.5%      9.4%      6.2%      6.7%        5.5%
Economy....................    $25.26    $25.50    $26.59    $28.01    $29.92    $31.93
  % Change.................                 1.0%      4.3%      5.3%      6.8%      6.7%        4.8%
Budget.....................    $19.18    $19.23    $19.98    $21.08    $22.38    $23.74
  % Change.................                 0.3%      3.9%      5.5%      6.2%      6.1%        4.4%

---------------

(1) Does not include destination health and fitness resorts such as Canyon Ranch-Tucson and Canyon Ranch-Lenox.

Source: Smith Travel Research

                                HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties for the years ended December 31, 1995 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure their performance based on available guest nights.

                                                              AVERAGE         AVERAGE       REVENUE PER
                                                             OCCUPANCY         DAILY         AVAILABLE
                                          YEAR                  RATE            RATE            ROOM
                                       COMPLETED/           ------------    ------------    ------------
 HOTEL PROPERTY(1)       LOCATION      RENOVATED   ROOMS    1995    1996    1995    1996    1995    1996
 -----------------       --------      ----------  -----    ----    ----    ----    ----    ----    ----
FULL-SERVICE/LUXURY
  HOTELS
Hyatt Regency Beaver
  Creek               Avon, CO            1989      295      70%     67%    $191    $207    $134    $139
Denver Marriott City
  Center              Denver, CO       1982/1994    613      77      79       98     108      76      85
Hyatt Regency
  Albuquerque         Albuquerque, NM     1990      395      74      77       87      93      64      71
Sonoma Mission Inn &
  Spa                 Sonoma, CA       1927/1987    168      86      92      169     181     146     166
                                                   -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                     1,471     77%     77%    $122    $131    $ 93    $101
                                                   =====     ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS
  RESORTS
Canyon Ranch-Tucson   Tucson, AZ          1980      240(2)   77%(3)  80%(3) $477(4) $479(4) $348(5) $366(5)
Canyon Ranch-Lenox    Lenox, MA           1989      202(2)   76(3)   81(3)   390(4)  407(4)  288(5)  320(5)
                                                   -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                      442      77%     81%    $437    $446    $321    $345
                                                   =====     ==      ==     ====    ====    ====    ====

---------------

(1) The Company cannot, consistent with its status as a REIT for federal income tax purposes, operate the Hotel Properties directly and, accordingly, has leased the Hotel Properties to lessees pursuant to long-term leases. See
    "-- Hotel Leases."
(2) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.
(3) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.
(4) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.
(5) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

     The following table sets forth average occupancy, average daily rate ("ADR"), and REVPAR for the Hotel Properties by full-service/luxury hotels and destination health and fitness resorts for each of the years ended December 31, 1992 through 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts, that measure performance based on available guest nights and calculate occupancy, ADR and REVPAR as described in the footnotes to the preceding table.

                                                            1992    1993    1994    1995    1996
                                                            ----    ----    ----    ----    ----
Full-Service/Luxury Hotels
  Occupancy Rate..........................................    70%     73%     73%     77%     77%
  ADR.....................................................  $106    $111    $117    $122    $131
  REVPAR..................................................  $ 74    $ 81    $ 85    $ 93    $101
Destination Health and Fitness Resorts
  Occupancy Rate..........................................    71%     78%     78%     77%     81%
  ADR.....................................................  $380    $393    $418    $437    $446
  REVPAR..................................................  $254    $290    $312    $321    $345

  FULL-SERVICE/LUXURY HOTELS

     Hyatt Regency Beaver Creek. The Hyatt Regency Beaver Creek is a 295-room luxury hotel prominently anchoring the Village core of Beaver Creek ski resort, adjoining Avon, Colorado. Opened in December 1989, the hotel, which is the only luxury hotel permitted to operate in the Beaver Creek Village, is a ski-in/ski-out facility with superb access to air and ground transportation. Two ski lifts immediately adjacent to the hotel provide quick access to 1,125 acres of skiable terrain. Other facilities include a fully equipped spa and health club with a 17-meter, indoor/outdoor, year-round lap pool, approximately 23,000 square feet of retail space and an additional approximately 23,000 square feet of meeting and banquet facilities. An agreement with the Beaver Creek Golf Course gives the hotel approximately 35% of the available tee times on the only golf course within the Beaver Creek resort.

     Denver Marriott City Center. The 613-room Denver Marriott City Center, adjoining the MCI Tower, is a full-service hotel that is the second largest hotel in downtown Denver, Colorado. The hotel has over 25,000 square feet of meeting space, a restaurant and lounge and a complete health club, including an indoor swimming pool, a whirlpool, saunas and aerobic exercise areas. It is adjacent to the 16th Street Mall and three blocks from the Colorado Convention Center. In 1994, over $6 million was spent on a major renovation of the hotel, including the complete renovation of two ballrooms, all guest rooms and meeting rooms, and the restaurant and lounge. The Denver Marriott City Center serves as headquarters for many major conventions in Denver.

     Hyatt Regency Albuquerque. The 20-story Hyatt Regency Albuquerque is a 395-room full-service hotel located in downtown Albuquerque, New Mexico, immediately across from the recently renovated and expanded Albuquerque Convention Center. It is the leading convention hotel in New Mexico, with approximately 20,000 square feet devoted to convention space. Approximately 65% of the hotel's business is derived from the group/ convention trade. The hotel contains a restaurant, lounges, meeting rooms, a pool and a health club with an aerobics area, a sauna and specialized exercise equipment. It also offers floors with special amenities for business travelers, including fax machines and conference rooms.

     Sonoma Mission Inn & Spa. Sonoma Mission Inn & Spa, a four-star luxury resort and spa, is located approximately 40 miles north of San Francisco, California. Constructed in 1927 and redeveloped in 1986 and 1987, the Sonoma Mission Inn & Spa sits on an eight acre site and contains 168 rooms, an approximately 13,000 square foot spa complex, approximately 7,000 square feet of meeting and banquet facilities, two full-service restaurants and two retail outlets. A $10.0 million expansion and enhancement of the resort, including the addition of 30 suites, is currently in process and is expected to be completed during 1997. More detailed information is set forth under "Recent
Developments -- Completed Investments."

  DESTINATION HEALTH AND FITNESS RESORTS

     Canyon Ranch-Tucson. Canyon Ranch-Tucson, an award-winning, destination health and fitness resort, is located in Tucson, Arizona. The resort can accommodate up to 240 guests on a daily basis and features an approximately 62,000 square foot spa complex, an approximately 16,000 square foot life enhancement center offering structured therapy and counseling, an approximately 12,000 square foot health and healing center with a complete staff of physicians, dietitians, psychologists and therapists, dining facilities, eight outdoor tennis courts, one indoor and three outdoor pools, massage therapists and a staff of fitness trainers.

     Canyon Ranch-Lenox. Canyon Ranch-Lenox, an award-winning, destination health and fitness resort, is located in the Berkshire mountains in Lenox, Massachusetts, approximately 120 miles north of New York City. Canyon Ranch-Lenox opened in 1989, encompasses 120 acres, and includes 120 guest rooms which can accommodate up to 202 guests on a daily basis, an approximately 100,000 square foot spa complex, an approximately 10,600 square foot health and healing center offering a complete staff of health and fitness professionals, six indoor/outdoor tennis courts and two pools. More detailed information is set forth under "Recent Developments -- Completed Investments."

                                  HOTEL LEASES

     The Company cannot, consistent with its status as a REIT for federal income tax purposes, operate the Hotel Properties directly. The Company has leased the Hotel Properties to independent companies (collectively, the "Hotel Lessees") pursuant to six separate leases. These independent companies are owned 4.5% by each of John C. Goff and Gerald W. Haddock, each of whom is an officer and trust manager of the Company, and 91% by asset managers of the Hotel Lessees. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the respective management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. As part of each of the lease agreements for five of the Hotel Properties, the Company has agreed to fund all capital expenditures relating to furniture, fixtures and equipment reserves required under the applicable management agreements. The only exception is Canyon Ranch-Tucson, in which the hotel lessee owns all furniture, fixtures and equipment associated with the property and will fund all related capital expenditures. Each of the leases provides for the payment by the lessee of the Hotel Property of (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross room revenues above a specified amount, and
(iii) a percentage of gross food and beverage revenues above a specified amount.

                               RETAIL PROPERTIES

     The Company owns six Retail Properties, which in the aggregate contain approximately 580,000 net rentable square feet. Four of the Retail Properties, The Woodlands Retail Properties, are located in The Woodlands, a master planned development located 27 miles north of downtown Houston, Texas. The Company owns a 75% joint venture interest in the partnership that owns The Woodlands Retail Properties. See "Recent Developments -- Completed Investments." The remaining two Retail Properties, Las Colinas Plaza, with 135,449 net rentable square feet, and The Crescent Atrium, with 88,623 net rentable square feet, are located in submarkets of Dallas, Texas. As of December 31, 1996, the Retail Properties were 86% leased.

                       RESIDENTIAL DEVELOPMENT PROPERTIES

     The Company owns economic interests in three Residential Development Corporations through the Residential Development Property Mortgages and the non-voting common stock in these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 11 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. The Residential Development Properties are The Highlands, The Reserve at Frisco, One Beaver Creek, Cresta, Eagle Ranch, Market Square and Villa Montane, which are located in Colorado; Mira Vista, Falcon Point and Spring Lakes which are located in Texas; and Whitehawk Ranch, which is located in California.

                                 DEBT STRUCTURE

     The Company had an aggregate of approximately $934.8 million of outstanding debt as of March 31, 1997. Included in this amount is $306.0 million which was outstanding under the Credit Facility and other unsecured short-term financing arrangements, $40.0 million of which the Company intends to maintain outstanding under the Credit Facility throughout its term. On a pro forma basis, assuming completion of the Offering and additional borrowings of approximately $279.0 million to fund a portion of the purchase price for the assets to be acquired in the Magellan transaction, the Company's total market capitalization (based on the closing stock price on April 8, 1997 of $27.875 per Common Share, after the full conversion of all Units and including total indebtedness and minority interest in joint ventures) will be approximately $4.1 billion, and the Company's debt will represent approximately 29.5% of its total market capitalization.

     The Company intends to maintain a conservative capital structure with total debt targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its opportunistic investment strategy and maximize the returns to its shareholders.

     The existing indebtedness of the Company as of March 31, 1997 is set forth in the table below:

                                                          INTEREST RATE AT                         BALANCE
                                             MAXIMUM         MARCH 31,         EXPIRATION        OUTSTANDING
               DESCRIPTION                  BORROWINGS          1997              DATE        AT MARCH 31, 1997
               -----------                  ----------    ----------------     ----------     -----------------
FIXED RATE DEBT:
  LaSalle Note I(1)......................  $239,000,000         7.83%         August 2027       $239,000,000
  LaSalle Note II(2).....................   161,000,000         7.79%          March 2028        161,000,000
  CIGNA Note(3)..........................    63,500,000         7.47%        December 2002        63,500,000
  Northwestern Life Note(4)..............    26,000,000         7.66%         January 2004        26,000,000
  Metropolitan Life Note(5)(6)...........    12,338,000         8.88%        September 2001       12,338,000
  Nomura Funding VI Note(6)(7)...........     8,756,000        10.07%          July 2020           8,756,000
                                           ------------       ------                            ------------
          TOTAL/WEIGHTED AVERAGE.........  $510,594,000         7.83%                           $510,594,000
                                           ============       ======                            ============
VARIABLE RATE DEBT:
  Line of Credit(8)......................  $175,000,000         7.29%          March 1999       $156,000,000
  FNBB Note(9)...........................   150,000,000         7.29%          July 1997         150,000,000
  LaSalle Note III(6)(10)................   115,000,000         7.57%          July 1999         115,000,000
  Texas Commerce Bank Note(11)...........    11,700,000         7.14%        September 1997        3,157,000
                                           ------------       ------                            ------------
          TOTAL/WEIGHTED AVERAGE.........  $451,700,000         7.36%                           $424,157,000
                                           ============       ======                            ============

---------------

 (1) The note provides for the payment of interest only through August 2002, followed by principal amortization based on a 25-year amortization schedule through maturity. In August 2007, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220 million. The LaSalle Note I is secured by the Properties owned by Funding I. See "Structure of the Company."
 (2) The note provides for the payment of interest only through March 2003, followed by principal amortization based on a 25-year amortization schedule through maturity. In March 2006, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154 million. The LaSalle Note II is secured by the Properties owned by Funding II. See "Structure of the Company."
 (3) The note requires payments of interest only during its term. The CIGNA Note is secured by MCI Tower and Denver Marriott City Center.
 (4) The note requires payments of interest only during its term. The Northwestern Life Note is secured by 301 Congress Avenue.
 (5) The note requires monthly payments of principal and interest and is secured by five of The Woodlands Office Properties.
 (6) The note was assumed in connection with an acquisition and was not subsequently retired by the Company because of prepayment penalties.
 (7) Under the terms of the note, principal and interest are payable based on a 25-year amortization schedule. In July 1998, the Company may defease the loan by purchasing Treasury obligations to pay the note without penalty. The Nomura Funding VI Note is secured by the Property owned by Funding VI. See "Structure of the Company." In July 2010, the interest rate due under the note will change to a 10-year treasury yield plus 500 basis points or if the Company so elects, it may repay the note without penalty.
 (8) The Credit Facility is unsecured with an interest rate of the Eurodollar rate plus 185 basis points. The interest rate is expected to decrease to the Eurodollar rate plus 138 basis points in connection with the modification of the Credit Facility, which is expected to occur by May 1997. See "Recent Developments -- Financing Activities."
 (9) The note is unsecured with an interest rate of the Eurodollar rate plus 185 basis points. The note requires payments of interest only during its term.
(10) The note bears interest at the rate for 30-day LIBOR plus a weighted average rate of 2.135% (subject to a rate cap of 10%), and requires payments of interest only during its term. The LaSalle Note III is secured by the Properties owned by Funding III, IV and V. See "Structure of the Company."
(11) The note bears interest at 30-day LIBOR plus 1.7%, and requires payments of interest only during its term. The Texas Commerce Bank Note is secured by land and improvements that relate to the construction of an additional office building that will be part of The Avallon.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds of the Offering, estimated at $459.8 million (based on an assumed public offering price of $27.875 per share) after estimated expenses payable by the Company, to fund the approximately $308.0 million purchase price of the Carter-Crowley Portfolio to be acquired by the Company, to fund approximately $40.8 million in connection with the formation and capitalization of Crescent Affiliate and to fund approximately $111.0 million of the purchase price for the assets to be acquired in the Magellan transaction. The Company intends to fund the remaining approximately $279.0 million of the purchase price for the assets to be acquired in the Magellan transaction through additional short-term borrowings expected to be obtained on terms similar to those under the Credit Facility.

     If the Underwriters' over-allotment option is exercised, the additional net proceeds (which are estimated to be $69.5 million if the over-allotment option is exercised in full) will be used to fund an additional portion of the purchase price for the assets to be acquired in the Magellan transaction. Pending application of the net proceeds, the Company will invest the net proceeds in short-term, income-producing investments or will temporarily reduce amounts outstanding under the Credit Facility.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Common Shares have been traded on the New York Stock Exchange ("NYSE") under the symbol "CEI" since the completion of the Initial Offering in May 1994. For each calendar quarter indicated, the following table reflects the high and low sales prices for the Common Shares and the distributions declared by the Company with respect to each such quarter. All information provided in the table below has been adjusted to reflect the two-for-one stock split effected in the form of a 100% share dividend paid by the Company on March 26, 1997 to shareholders of record on March 20, 1997.

                                                                     PRICE
                                                               HIGH          LOW         DISTRIBUTIONS
                                                               ----          ---         -------------
1995
First Quarter..............................................    $14 5/8      $12 1/2          $ .25
Second Quarter.............................................    $16          $13 15/16        $ .25
Third Quarter..............................................    $16 3/16     $14 7/8          $.275
Fourth Quarter.............................................    $17 15/16    $15 1/8          $.275
1996
First Quarter..............................................    $17 7/16     $16 1/16         $.275
Second Quarter.............................................    $19 1/16     $16 11/16        $.275
Third Quarter..............................................    $21 3/16     $17 1/2          $.305
Fourth Quarter.............................................    $26 5/8      $20 5/16         $.305
1997
First Quarter..............................................    $31 3/8      $25 3/16            --(1)
Second Quarter through April 8.............................    $29          $25 7/8             --(2)

---------------

(1) The Board of Trust Managers has declared a distribution of $.305 per share payable on May 14, 1997 to shareholders of record on April 30, 1997. The record date for the distribution will follow the closing of the Offering and, accordingly, holders of Common Shares purchased in the Offering will be eligible to receive the distribution (as long as they continue to be holders on the record date).
(2) In addition to the regular quarterly distribution, the Company intends to make a one-time distribution of shares of Crescent Affiliate, which will be distributed to the shareholders of Crescent Equities and the partners of the Operating Partnership, on a pro rata basis, in a spin-off expected to occur by the end of the second quarter of 1997. Based on the Company's allocation of value to the assets expected to be acquired by Crescent Affiliate, management estimates that the value of the distribution will be $.10 to $.15 per Common Share.

     The last reported sale price of the Common Shares on the NYSE on April 8, 1997, was $27.875. As of March 31, 1997, there were approximately 282 holders of record of the Common Shares.

     The Company's current quarterly distribution is $.305 per Common Share, an indicated annualized distribution of $1.22 per Common Share.

     The actual results of operations of the Company and the amounts actually available for distribution will be affected by a number of factors, including revenues received from the Properties and any additional properties acquired in the future, the operating and interest expenses of the Company, the ability of tenants to meet their rent obligations, general leasing activity in the markets in which the Office Properties are located, consumer preferences relating to the Hotel Properties, the general condition of the United States economy, federal, state and local taxes payable by the Company, capital expenditure requirements and the adequacy of reserves. In addition, the Credit Facility limits distributions to the partners of the Operating Partnership for any four successive quarters to an amount that will not exceed 90% of funds from operations for such period and 100% of funds available for distribution for such period.

     Future distributions by the Company will be at the discretion of the Board of Trust Managers. The Board of Trust Managers has indicated that it will review the adequacy of the Company's distribution rate on a quarterly basis.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), REITs are subject to numerous organizational and operational requirements, including the requirement to distribute at least 95% of taxable income. Pursuant to this requirement, the Company was required to distribute $41.8 million and $40.8 million for 1996 and 1995, respectively. Actual distributions by the Company were $73.4 million and $52.8 million for 1996 and 1995, respectively.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to a shareholder as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable reduction of the shareholder's basis in such shareholder's Common Shares, to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the shareholder's basis in its Common Shares will have the effect of deferring taxation until the sale of the shareholder's shares. The Company has determined that, for federal income tax purposes, none of the quarterly distributions made for 1994, 10% of the quarterly distributions made in 1995 and 38% of quarterly distributions made in 1996, represented a return of capital to shareholders. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions would alter this calculation, no assurances can be given regarding what portion, if any, of distributions for 1997 or subsequent years will constitute a return of capital for federal income tax purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 (i) on a historical basis and (ii) on a pro forma basis assuming the acquisition of the Properties acquired subsequent to December 31, 1996, the completion of the Offering, additional borrowings of approximately $279.0 million and the application of the net proceeds of the Offering and the proceeds of the borrowings, as described in "Use of Proceeds" as if they had occurred on December 31, 1996. Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                              AS OF DECEMBER 31, 1996
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Indebtedness
  Credit Facility and Short-Term Indebtedness...............  $   40,000    $  584,978(1)
  Mortgage Indebtedness.....................................     627,808       627,808
Minority interest
  Operating Partnership.....................................     120,227       120,227
  Interest in Joint Venture.................................      29,265        29,265
Stockholders' equity
  Common Shares, $0.01 par value, 250,000,000 shares
     authorized, 72,292,760 historical and 89,792,760 pro
     forma shares issued and outstanding....................         361(2)        897(2)
  Preferred Shares, $0.01 par value, 100,000,000 shares
     authorized.............................................          --            --
  Paid-in capital...........................................     905,724     1,352,850
  Deferred compensation restricted shares...................        (364)         (364)
  Retained deficit..........................................     (40,561)      (40,561)
                                                              ----------    ----------
          Total capitalization..............................  $1,682,460    $2,675,100
                                                              ==========    ==========

---------------

(1) The increase is attributable to additional indebtedness of (i) $266.0 million incurred primarily in connection with Property acquisitions subsequent to December 31, 1996 and (ii) $279.0 million to be incurred in connection with the Magellan transaction.
(2) Does not include 13,280,672 Common Shares reserved for issuance upon exercise of Exchange Rights for the exchange of Units for Common Shares.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

     The pro forma information for the year ended December 31, 1995 assumes completion, in each case as of January 1, 1995 in determining operating and other data, of (i) the April 1995 Offering and Mr. Rainwater's concurrent $31 million investment in the Operating Partnership and the use of the net proceeds therefrom to repay approximately $167 million of indebtedness secured by certain of the Properties, (ii) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (iii) the Offering and the use of the net proceeds therefrom to fund the approximately $308.0 million purchase price of the portion of the Carter-Crowley Portfolio to be acquired by the Company, to fund approximately $40.8 million in connection with the formation and capitalization of Crescent Affiliate and to fund approximately $111.0 million of the purchase price for the assets to be acquired in the Magellan transaction, (iv) additional borrowings of approximately $279.0 million, at an assumed interest rate of 7.0%, to fund the remaining portion of the purchase price for the assets to be acquired in the Magellan transaction and
(v) the acquisition of the Properties acquired during 1995, 1996 and 1997.

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, and, in each case as of December 31, 1996 in determining balance sheet data, of (i) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (ii) the Offering and the use of the net proceeds therefrom to fund the approximately $308.0 million purchase price of the portion of the Carter-Crowley Portfolio to be acquired by the Company, to fund approximately $40.8 million in connection with the formation and capitalization of Crescent Affiliate and to fund approximately $111.0 million of the purchase price for the assets to be acquired in the Magellan transaction, (iii) additional borrowings of approximately $279.0 million, at an assumed interest rate of 7.0%, to fund the remaining portion of the purchase price for the assets to be acquired in the Magellan transaction and (iv) the acquisition of the Properties acquired during 1996 and 1997.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             COMPANY
                                           ---------------------------------------------------------------------------

                                                                                                           FOR THE
                                            PRO FORMA                     PRO FORMA                      PERIOD FROM
                                            YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED      MAY 5, 1994
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                                               1996           1996           1995           1995            1994
                                           ------------   ------------   ------------   ------------   ---------------
                                           (UNAUDITED)                   (UNAUDITED)
OPERATING DATA:
Revenue --
 Rental property.........................  $   407,888     $  202,003    $   395,065     $  123,489      $   49,075
 Interest and other income...............       19,017          6,858         18,516          6,471           1,268
 Residential developments(1).............           --             --             --             --              --
Operating expenses --
 Rental property operating(2)............      142,082         73,813        136,849         45,949          18,993
 Corporate general and administrative....        7,000          4,674          7,000          3,812           1,815
 Residential developments(1).............           --             --             --             --              --
Interest expense.........................       88,612         42,926         86,995         18,781           3,493
Depreciation and amortization............       73,808         40,535         71,370         28,060          14,255
Amortization of deferred financing
 costs...................................        2,812          2,812          3,063          2,500             923
Writedown of investment property.........           --             --             --             --              --
                                           -----------     ----------    -----------     ----------      ----------
Operating income (loss)..................      112,591         44,101        108,304         30,858          10,864
Reorganization costs.....................           --             --             --             --           1,900
Equity in net income of residential
 developments(1).........................        3,850          3,850          5,500          5,500           3,631
                                           -----------     ----------    -----------     ----------      ----------
Income (loss) before minority interest
 and extraordinary item..................  $   116,441     $   47,951    $   113,804     $   36,358      $   12,595
                                           ===========     ==========    ===========     ==========      ==========
Income per share before extraordinary
 item....................................  $      1.12     $      .72    $      1.08     $      .66      $      .28

BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
 depreciation............................  $ 2,599,526     $1,732,626             --     $1,006,706      $  557,675
Total assets.............................    2,723,562      1,730,922             --        964,171         538,354
Mortgages and notes payable..............      862,786        627,808             --        424,528              --
Credit Facility..........................      350,000         40,000             --         20,000         194,642
Minority interest in Operating
 Partnership.............................      120,227        120,227             --         71,925          93,192
Stockholders' equity.....................    1,312,822        865,160             --        406,531         235,262

OTHER DATA:
Funds from Operations before minority
 interest(3).............................  $   188,754     $   87,616    $   184,606     $   64,475      $   32,723
Cash dividend declared per share(4)......           --     $     1.16             --     $     1.05      $      .65
Weighted average Common Shares
 outstanding and issuable upon exchange
 of Units................................  103,059,240     64,648,842    103,059,240     54,182,006      44,997,710
Cash flow provided by (used in):
 Operating activities....................           --(5)  $   77,384             --(5)  $   65,011      $   21,642
 Investing activities....................           --(5)    (513,038)            --(5)    (421,406)       (260,666)
 Financing activities....................           --(5)     444,315             --(5)     343,079         265,608
Number of Properties (at period end):
 Office Properties.......................           72             53             72             30              10
 Hotel Properties........................            6              6              6              3               0
 Behavioral Healthcare Facilities........           90              0             90              0               0
 Retail Properties.......................            6              6              6              2               2
 Residential Development Properties......            9              9              9              9               3

                                               RAINWATER PROPERTY GROUP
                                           ---------------------------------
                                            FOR THE
                                             PERIOD
                                              FROM
                                           JANUARY 1,        YEAR ENDED
                                            1994 TO         DECEMBER 31,
                                             MAY 4,     --------------------
                                              1994        1993       1992
                                           ----------   --------   ---------

OPERATING DATA:
Revenue --
 Rental property.........................   $ 18,550    $ 48,232   $  41,946
 Interest and other income...............         42         605         425
 Residential developments(1).............      2,593       8,331       7,215
Operating expenses --
 Rental property operating(2)............      8,696      21,230      20,104
 Corporate general and administrative....         --          --          --
 Residential developments(1).............      1,428       4,077       5,714
Interest expense.........................      4,867      29,226      36,245
Depreciation and amortization............      7,793      18,081      18,190
Amortization of deferred financing
 costs...................................         --          --          --
Writedown of investment property.........         --      37,578       5,945
                                            --------    --------   ---------
Operating income (loss)..................     (1,599)    (53,024)    (36,612)
Reorganization costs.....................         --          --          --
Equity in net income of residential
 developments(1).........................         --          --          --
                                            --------    --------   ---------
Income (loss) before minority interest
 and extraordinary item..................   $ (1,599)   $(53,024)  $ (36,612)
                                            ========    ========   =========
Income per share before extraordinary
 item....................................         --          --          --

BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
 depreciation............................         --    $358,400   $ 336,923
Total assets.............................         --     290,869     296,291
Mortgages and notes payable..............         --     278,060     548,517
Credit Facility..........................         --          --          --
Minority interest in Operating
 Partnership.............................         --          --          --
Stockholders' equity.....................         --       2,941    (328,240)
OTHER DATA:
Funds from Operations before minority
 interest(3).............................         --          --          --
Cash dividend declared per share(4)......         --          --          --
Weighted average Common Shares
 outstanding and issuable upon exchange
 of Units................................         --          --          --
Cash flow provided by (used in):
 Operating activities....................   $  2,455    $  9,313   $    (640)
 Investing activities....................     (2,379)    (20,572)     (8,924)
 Financing activities....................    (21,310)     28,861      14,837
Number of Properties (at period end):
 Office Properties.......................          4           4           3
 Hotel Properties........................          0           0           0
 Behavioral Healthcare Facilities........          0           0           0
 Retail Properties.......................          2           2           2
 Residential Development Properties......          3           2           1

---------------

(1) The Company accounts for its investments in the Residential Development Property Mortgages and non-voting common stock of the Residential Development Corporations under the equity method of accounting as a result of the noncontrolling interests held after the formation of the Company.
(2) Includes real estate taxes, repairs and maintenance and other rental property operating expenses, including property-level general and administrative expenses.
(3) FFO, based on the revised definition adopted by the Board of Governors of NAREIT and as used herein, means net income (loss), determined in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company considers FFO an appropriate measure of performance of an equity REIT. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. The Company has historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. An increase in FFO does not necessarily result in an increase in aggregate distributions because the Board of Trust Managers is not required to increase distributions unless necessary in order to enable the Company to maintain REIT status. Because the Company must distribute 95% of its real estate investment trust taxable income (as defined in the Code), however, a significant increase in FFO will generally require an increase in distributions to shareholders and unitholders although not necessarily on a proportionate basis. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net income (loss) and cash flows as reported in the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus. However, the Company's measure of FFO may not be comparable to similarly titled measures for other REITs because these REITs may not apply the modified definition of FFO in the same manner as the Company.
(4) For 1994, distributions were taxable as ordinary dividend income. Distributions in 1994 were paid on 45,043,360 outstanding shares and Units. For 1996 and 1995, 62% and 90%, respectively, of the distributions were taxable as ordinary dividend income, with the remainder treated as a return of capital. Distributions in 1995 were paid on 45,043,360, 57,636,642, 57,645,564 and 57,640,562 outstanding shares and Units for the first, second, third and fourth quarters, respectively. Distributions in 1996 were paid on 57,640,562, 57,776,538, 84,360,692 and 85,574,200 outstanding shares and Units for the first, second, third and fourth quarters, respectively.
(5) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                   MANAGEMENT

     Set forth below is information with respect to the members of the Board of Trust Managers, all of whom joined the Predecessor Corporation as directors in 1994 (except Melvin Zuckerman who became a trust manager in 1996), and the executive officers of the Company, all of whom joined the Predecessor Corporation in their current capacities in 1994 (except James M. Eidson, Jr. and Joseph D. Ambrose III who became executive officers of the Company in 1995 and 1996, respectively).

                  NAME                    TERM EXPIRES    AGE                          POSITION
                  ----                    ------------    ---                          --------
Richard E. Rainwater                        1997          52     Chairman of the Board of Trust Managers
John C. Goff                                1999          41     Vice Chairman of the Board of Trust Managers
Gerald W. Haddock                           1998          49     President, Chief Executive Officer and Trust Manager
Dallas E. Lucas                             N/A           35     Senior Vice President, Chief Financial and
                                                                   Accounting Officer
James S. Wassel                             N/A           46     Senior Vice President, Asset Management
David M. Dean                               N/A           36     Senior Vice President, Law, and Secretary
James M. Eidson, Jr.                        N/A           42     Senior Vice President, Acquisitions
Jerry R. Crenshaw                           N/A           33     Vice President, Controller
Bruce A. Picker                             N/A           32     Vice President, Treasurer
Joseph D. Ambrose III                       N/A           45     Vice President, Administration
Anthony M. Frank                            1997          65     Trust Manager
Morton H. Meyerson                          1998          58     Trust Manager
William F. Quinn                            1997          49     Trust Manager
Paul E. Rowsey, III                         1999          42     Trust Manager
Melvin Zuckerman                            1997          68     Trust Manager

                            STRUCTURE OF THE COMPANY

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Company provides management, leasing and development services with respect to certain of its Properties. Crescent Equities is a Texas real estate investment trust which became the successor to the Predecessor Corporation, on December 31, 1996, through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The merger was structured to preserve the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of Crescent Equities as a result of the merger).

     The direct and indirect subsidiaries of Crescent Equities include the Operating Partnership; CREE, Ltd.; six limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly or indirectly, with the remaining interests owned indirectly by the Company through six separate corporations, each of which is a wholly owned subsidiary of CREE Ltd. and the general partner of one of the six limited partnerships. The Company conducts all of its business through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations.

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary:

Operating Partnership:     AT&T, Bank One Tower, Canyon Ranch-Tucson, Chancellor Park,
                           Central Park Plaza, Denver Marriott City Center, Frost Bank
                           Plaza, Greenway I, Greenway IA, Greenway II, MCI Tower,
                           Sonoma Mission Inn & Spa, Spectrum Center(1), Three Westlake
                           Park(2), Trammell Crow Center(3), The Woodlands Office
                           Properties(4), The Woodlands Retail Properties(4), 44 Cook,
                           55 Madison, 160 Spear Street, 1615 Poydras, 301 Congress
                           Avenue(5), 3333 Lee Parkway and 6225 North 24th Street

Crescent Real Estate       The Aberdeen, The Avallon, Caltex House, The Citadel,
Funding I, L.P. ("Funding  Continental Plaza, The Crescent Atrium, The Crescent Office
I"):                       Towers, Regency Plaza One and Waterside Commons

Crescent Real Estate       Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
Funding II, L.P.           and Research Center, Hyatt Regency Albuquerque, Hyatt
("Funding II")             Regency Beaver Creek, Las Colinas Plaza, Liberty Plaza I &
                           II, MacArthur Center I & II, Ptarmigan Place, Stanford
                           Corporate Centre, Two Renaissance Square and 12404 Park
                           Central

Crescent Real Estate       Greenway Plaza Portfolio(6)
Funding III, IV and
V, L.P. ("Funding III,
IV and V"):

Crescent Real Estate       Canyon Ranch-Lenox
Funding VI, L.P.
("Funding VI"):

---------------

(1) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in the partnership which owns both a mortgage note secured by the building and the ground lessor's interest in the land underlying the building.
(2) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by the building.
(3) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
(4) The Operating Partnership owns a 75% limited partner interest in the partnerships that own The Woodlands Office and Retail Properties.
(5) The Operating Partnership owns a 49% limited partner interest and Crescent/301 L.L.C., a wholly owned subsidiary of CREE Ltd. and the Operating Partnership, owns a 1% general partner interest in 301 Congress Avenue, L.P., the partnership that owns 301 Congress Avenue.
(6) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower office building, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax considerations associated with an investment in the Common Shares offered hereby prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Common Shares is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES

     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1996, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.

     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a two-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)

     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).

     Crescent Equities issued sufficient Common Shares pursuant to the Initial Offering to satisfy the requirements described in (5) and (6) above. While the existence of the Exchange Rights may cause Limited Partners to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit. See "Description of Common
Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus. Moreover, the ownership of Common Shares by persons other than contributing Limited Partners generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV"), CRE Management V Corp. ("Management V"), CRE Management VI Corp. ("Management VI"), CresCal Properties, Inc. and Crescent Commercial Realty Corp. are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V, Funding VI, CresCal and Crescent Commercial Realty Holdings, L.P.), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV, Management V, Management VI, CresCal Properties, Inc. and Crescent Commercial Realty Corp. are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are three requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995 and 1996 and expects to satisfy them for subsequent taxable years.

     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property.

     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995 and 1996 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position.

     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount whose determination depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be treated as income from prohibited transactions, which would not satisfy the 75% and 95% gross income tests, which would count toward the 30% gross income test, and which would be subject to a 100% tax.

     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests and would count as gain from the sale of assets for purposes of the 30% limitation. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating

Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Comparable issues are raised by the Operating Partnership's acquisition of subordinated debt secured by a Florida hotel and by CDMC's acquisition of an interest in the partnership which owns the hotel. If such debt were recharacterized as equity, or if the ownership of the partnership were attributed from CDMC to the Operating Partnership, the Operating Partnership would be treated as receiving income from hotel operations rather than interest income on the debt or dividend income from CDMC. Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests, (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property," and (v) the subordinated debt secured by the Florida hotel will be treated as debt for federal income tax purposes, the income payable thereunder will qualify as interest, and CDMC's ownership of the partnership interest in the partnership which owns the hotel will not be attributed to the Operating Partnership. Tax Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development Corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations and the leases of the Hotel Properties. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If one or more of the leases of the Hotel Properties is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations, Crescent Equities' qualification as a REIT could be jeopardized.

     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for two years following its acquisition (or for up to an additional four years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests and, in the case of the Residential Development Properties, will count toward the 30% test and will be subject to the 100% tax.

     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test and/or which will constitute income whose receipt could cause Crescent Equities not to comply with the 30% gross income test. For example, income from dividends on the stock of the Residential Development Corporations will not satisfy the 75% gross income test. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75%, 95% or 30% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75%, 95% or 30% gross income tests.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% gross income test necessary to qualify as a REIT. Crescent Equities believes that no asset owned by the Operating Partnership is primarily held for sale to customers and that the sale of any of the Properties will not be in the ordinary course of business. Whether property is held primarily for sale to customers in the ordinary course of business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. No assurance can be given that Crescent Equities can (a) comply with certain safe-harbor provisions of the Code which provide that certain sales do not constitute prohibited transactions or (b) avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax equal to approximately 100% of the corresponding net income would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.

     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).

     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata shares of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating

Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See
"-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships" below.

     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful; (ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or
(iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.

     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year; (ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") authorizes CREE Ltd., as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on the two mortgage notes secured by Spectrum Center and Three Westlake Park, respectively, and the two mortgage notes secured by Trammell Crow Center, all of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount ("OID").

The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the four mortgage notes secured by Spectrum Center, Three Westlake Park and Trammell Crow Center, were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable share dividends.

     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Shares (as defined in the accompanying Prospectus). Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.

     Possible Legislation. On October 6, 1995, the House of Representatives passed budget reconciliation legislation entitled the Tax Simplification Act of 1995, which contained various amendments to the Code, including amendments to the provisions governing the tax treatment of REITs. The modifications to the REIT rules were sponsored by the REIT industry and would generally have operated to liberalize the requirements for qualification as a REIT. These modifications would have become effective in the first taxable year following their enactment. However, these modifications were not part of the budget reconciliation legislation which passed Congress in 1995 and which, in any event, President Clinton subsequently vetoed. On March 20, 1997, 18 members of the House Ways and Means Committee introduced a substantially similar package of REIT amendments. Whether or when modifications to the REIT rules will ultimately be enacted, or what provisions they will contain if they are enacted, cannot be ascertained at this time.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder has filed the required IRS Form 1001 with Crescent Equities or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions would be subject to withholding at the same rate as dividends. However, a Non-U.S. Shareholder may seek a refund from the IRS of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability.

     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. Crescent Equities is and currently expects to continue to be a "domestically controlled REIT," and in such case the sale of Common Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case gains will be subject to a 30% tax. If the gain on the sale of Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See "-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.

     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.

     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.

SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon

Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS

     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting common stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations will not qualify as REITs and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes will reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.

STATE AND LOCAL TAXES

     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.

     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV and Management V, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V will be doing business in Texas.

     It is anticipated that Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV and Management V are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V. In addition, Management VI and Funding VI are not anticipated to be subject to the Texas franchise tax.

     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus Supplement because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature, which is currently meeting in regular session in 1997, will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.

     In addition, it should be noted that two of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. and any other corporations or limited liability companies doing business in Texas with Texas receipts. It is expected that the franchise tax liability of these entities will not be substantial.

     Governor George W. Bush of Texas has announced his desire that the Texas legislature consider in its 1997 regular session, and the Texas legislature is currently considering, proposals for property tax relief in Texas. Such relief would require increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities, enactment of a new gross receipts tax, enactment of a new business activity tax, an increase in the sales tax and/or broadening the sales tax base. If the franchise tax is broadened, it could be expanded to apply to partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V (and possibly to business trusts such as Crescent Equities). If either a gross receipts tax or a business activity tax was enacted, it most likely would replace the current franchise tax. However, a gross receipts tax or a business activities tax could apply to partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V (and possibly to business trusts such as Crescent Equities). Whether or when any of these provisions, or any alternative provisions, will ultimately be enacted, or what provisions they will contain if they are enacted, cannot be ascertained at this time.

     On April 7, 1997, the House Select Committee on Revenue and Public Education Funding of the Texas House of Representatives released an omnibus tax bill that would significantly expand the Texas franchise tax and the Texas sales tax. Effective for annual reports due on or after January 1, 1998, the bill, if enacted in its current form, would broaden the franchise tax to apply not only to corporations and limited liability companies, but to substantially all business entities including business trusts and limited partnerships. Accordingly, the Texas franchise tax would apply to Crescent Equities and its subsidiary partnerships that are doing business in Texas, including the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V, and to Funding VI (as to which the franchise tax is not expected to be substantial).

     Effective on October 1, 1997, the bill, if enacted in its current form, would expand the sales tax base to include numerous items that are currently exempt or excluded. The expansion would apply to both state sales and local sales taxes. The state sales tax rate is 6.25% percent of the sales price of a taxable item. The bill, if enacted in its current form, would subject commercial leases of real property to the sales tax, where the lessee uses the property in furtherance of a trade or business.

     Whether the bill will be enacted in its current form or at all cannot be ascertained at this time. Enactment of the bill would require submission to, and approval by, the Texas House of Representatives, the Texas Senate and the Governor of Texas.

     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement and related terms agreement (collectively, the "U.S. Purchase Agreement") among the Company and each of the underwriters named below (the "U.S. Underwriters"), the Company has agreed to sell to each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc. ("Dean Witter"), Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters severally has agreed to purchase from the Company, the aggregate number of Common Shares set forth below opposite their respective names:

                                                                  NUMBER OF
                        UNDERWRITER                                 SHARES
------------------------------------------------------------    --------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...
Bear, Stearns & Co. Inc. ...................................
Dean Witter Reynolds Inc. ..................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
PaineWebber Incorporated....................................
Smith Barney Inc. ..........................................
                                                                  ----------
             Total..........................................      14,000,000
                                                                  ==========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Bear, Stearns International Limited, Dean Witter International Ltd., Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber International (U.K.) Ltd. and Smith Barney Inc. are acting as lead managers. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 14,000,000 Common Shares to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 3,500,000 Common Shares. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In each Purchase Agreement, the U.S. Underwriters and the International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares being sold pursuant to each such Purchase Agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of nondefaulting U.S. Underwriters or International Managers may be increased. The closing with respect to the sale of the shares to be purchased by the International Managers and the U.S. Underwriters are conditioned one upon the other.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the Common Shares to the public at the price per share set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of $          per
share. The U.S. Underwriters may allow, and such dealers may re-allow, a
discount not in excess of $          per share on sales to certain other
dealers. After the date of this Prospectus Supplement, the initial price per share to the public and concession and discount may be changed by the U.S. Representatives.

     The Company has been informed that the U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell Common Shares to each other for purposes of resale at the price per share to the public on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to persons who are non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 2,100,000 additional Common Shares solely to cover over-allotments, if any, at the price per share to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount set forth on the cover of this Prospectus Supplement. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Common Shares to be purchased by it shown in the foregoing table bears to the Common Shares initially offered hereby. The Company has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 525,000 additional Common Shares solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     In the Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     In connection with the Offering, each of the officers and trust managers of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or Units for a period of 90 days after the closing of the Offering without the prior written consent of Merrill Lynch and the Company.

     In connection with the Offering, the rules of the Securities and Exchange Commission permit the U.S. Representatives and the International Managers to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the U.S. Underwriters or International Managers create a short position in the Common Shares in connection with the offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement, the U.S. Representatives and the International Managers, respectively, may reduce that short position by purchasing Common Shares in the open market.

     The U.S. Representatives and the International Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives and the International Managers purchase Common Shares in the open market to reduce the U.S. Underwriters' or International Managers' short position, respectively, or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the International Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch from time to time provides investment banking and financial advisory services to the Company, and provided an opinion to the Operating Partnership and a special committee of the Board of Trust Managers in connection with the pending Magellan transaction, for which customary compensation has been received. In addition, Dean Witter provided an opinion to the board of directors of Magellan in connection with the pending Magellan transaction, for which customary compensation was received.

     The Common Shares are listed on the NYSE under the symbol "CEI."

                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters, upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Certain legal matters related to the Offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    GLOSSARY

     "ADR" means average daily rate.

     "April 1995 Offering" means the public offering of Common Shares that closed on April 4, 1995.

     "Board of Trust Mangers" means the Board of Trust Managers of Crescent Equities.

     "Book-Tax Difference" means the difference between the fair market value and the adjusted tax basis of property at the time of its contribution to a partnership.

     "CBD" means central business district.

     "CBHS" means the limited liability company to be owned 50% by Crescent Affiliate and 50% by Magellan.

     "CDMC" means Crescent Development Management Corporation, a Delaware corporation that is one of the Residential Development Corporations, which indirectly owns interests in six Residential Development Properties in Colorado (Cresta, Market Square, The Reserve at Frisco, One Beaver Creek, Eagle Ranch and Villa Montane), approximately 90% of the effective interest in which is owned by the Company through its investment in the non-voting common stock and approximately 90% of the economic interest in which is owned by the Company through its investments in the applicable Residential Development Property Mortgage and non-voting common stock.

     "Carter-Crowley" means Carter-Crowley Properties, Inc.

     "Carter-Crowley Office Portfolio" means the 14 office properties, located in seven suburban submarkets of Dallas, Texas, with an aggregate of approximately 3.0 million net rentable square feet to be acquired by the Company.

     "Carter-Crowley Portfolio" means the assets to be purchased by the Company and Crescent Affiliate from Carter-Crowley.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares" means the common shares of beneficial interest, $0.01 par value, of Crescent Equities.

     "Company" means, unless the context requires otherwise, Crescent Equities, the Predecessor Corporation, the Operating Partnership and the other subsidiaries of Crescent Equities.

     "Credit Facility" means the Company's line of credit from the consortium of financial institutions led by The First National Bank of Boston in the aggregate principal amount of up to $175 million.

     "CREE Ltd." means Crescent Real Estate Equities, Ltd., a Delaware corporation that is a wholly owned subsidiary of Crescent Equities and the sole general partner of the Operating Partnership.

     "CresCal" means CresCal Properties, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Crescent Affiliate" means the new corporation to be established by the Company, with the shares of Crescent Affiliate to be distributed to the shareholders of Crescent Equities and the partners of the Operating Partnership, on a pro forma basis, in a spin-off.

     "Crescent Equities" means Crescent Real Estate Equities Company, a Texas real estate investment trust.

     "Declaration of Trust" means the Restated Declaration of Trust of Crescent Equities, as in effect as of the date of this Prospectus Supplement.

     "Exchange Rights" means the rights granted to Limited Partners of the Operating Partnership to exchange their Units for Common Shares on a one-for-two basis or, at the election of the Company, for cash equal to the then-current fair market value of the number of Common Shares for which such Units are exchangeable.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

     "Funding I" means Crescent Real Estate Funding I, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Funding II" means Crescent Real Estate Funding II, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Funding III" means Crescent Real Estate Funding III, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Funding IV" means Crescent Real Estate Funding IV, L.P., a Delaware limited partnership whose 1% general partners are indirect subsidiaries of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Funding V" means Crescent Real Estate Funding V, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Funding VI" means Crescent Real Estate Funding VI, L.P., a Delaware limited partnership whose 1% general partner is an indirect subsidiary of CREE Ltd. and whose 99% limited partner is the Operating Partnership.

     "Greenway Plaza Office Portfolio" means the 10 suburban office properties with an aggregate of approximately 4.3 million net rentable square feet located in Houston, Texas.

     "Greenway Plaza Portfolio" means the property portfolio located in Houston, Texas that consists primarily of the Greenway Plaza Office Portfolio, a 389-room full-service hotel and a private health and dining club.

     "HADC" means Houston Area Development Corp., a Texas corporation that is one of the Residential Development Corporations, and that directly owns the Falcon Point Residential Development Property and the Spring Lakes Residential Development Property, approximately 94% of the effective interest in which is owned by the Company through its investments in the non-voting common stock and approximately 98% of the economic interest in which is owned by the Company through its investments in the applicable Residential Development Property Mortgages and non-voting common stock.

     "Hotel Lessees" means the four Texas limited liability companies in which each of Messrs. Goff and Haddock directly or indirectly owns a 4.5% interest, one of which is the lessee of the Hyatt Regency Beaver Creek and the Hyatt Regency Albuquerque, one of which is the lessee of Canyon Ranch-Tucson and Canyon Ranch-Lenox, one of which is the lessee of Sonoma Mission Inn & Spa and one of which is the lessee of the Denver Marriott City Center.

     "Hotel Properties" means the Hyatt Regency Beaver Creek, the Denver Marriott City Center, the Hyatt Regency Albuquerque, Sonoma Mission Inn & Spa, Canyon Ranch-Tucson and Canyon Ranch-Lenox.

     "Initial Offering" means the initial public offering of Common Shares that closed on May 5, 1994.

     "International Manager(s)" means the various underwriters who have agreed to purchase Common Shares in the International Offering, and any of them.

     "International Offering" means the offering made outside of the United States and Canada of 3,500,000 Common Shares (assuming no exercise of the Underwriter's over-allotment option) by the International Managers.

     "International Purchase Agreement" means the purchase agreement and related international terms agreement between the Company and the International Managers for the purchase of Common Shares in the International Offering.

     "Intersyndicate Agreement" means the agreement between the International Managers and the U.S. Underwriters that provides for the coordination of their activities.

     "IRS" means the United States Internal Revenue Service.

     "Limited Partner(s)" means the limited partners in the Operating Partnership, and any of them.

     "Magellan" means Magellan Health Services, Inc.

     "Magellan Facilities" means the approximately 90 behavioral healthcare facilities to be acquired by the Company.

     "Management I" means CRE Management I Corp., a Delaware corporation that is the sole general partner of Funding I and a wholly owned subsidiary of CREE Ltd.

     "Management II" means CRE Management II Corp., a Delaware corporation that is the sole general partner of Funding II and a wholly owned subsidiary of CREE Ltd.

     "Management III" means CRE Management III Corp., a Delaware corporation that is the sole general partner of Funding III and a wholly owned subsidiary of CREE Ltd.

     "Management IV" means CRE Management IV Corp., a Delaware corporation that is the sole general partner of Funding IV and a wholly owned subsidiary of CREE Ltd.

     "Management V" means CRE Management V Corp., a Delaware corporation that is the sole general partner of Funding V and a wholly owned subsidiary of CREE Ltd.

     "Management VI" means CRE Management VI Corp., a Delaware corporation that is the sole general partner of Funding VI and a wholly owned subsidiary of CREE Ltd.

     "MVDC" means Mira Vista Development Corporation, a Texas corporation that is one of the Residential Development Corporations, that directly owns the Mira Vista Residential Development Property, approximately 94% of the effective interest in which is owned by the Company through its investments in the non-voting common stock and approximately 98% of the economic interest in which is owned by the Company through its investments in the applicable Residential Development Property Mortgage and non-voting common stock.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "NYSE" means the New York Stock Exchange.

     "Non-U.S. Shareholder(s)" means one or more nonresident alien individual, foreign corporation, foreign partnership or other foreign shareholder of the Company.

     "October 1996 Offering" means the public offering of Common Shares that closed on October 2, 1996.

     "Offering" means the U.S. Offering and the International Offering, collectively.

     "Office Property(ies)" means 44 Cook, 55 Madison, 160 Spear Street, 301 Congress Avenue, 1615 Poydras, 3333 Lee Parkway, 6225 North 24th Street, 12404 Park Central, AT&T, The Aberdeen, Albuquerque Plaza, The Avallon, Bank One Tower, Barton Oaks Plaza One, Briargate Office and Research Center, Caltex House, Central Park Plaza, Chancellor Park, The Citadel, Continental Plaza, The Crescent Office Towers, Frost Bank Plaza, Greenway I, Greenway IA, Greenway II, the Greenway Plaza Office Portfolio, Liberty Plaza I & II, MacArthur Center I & II, MCI Tower, Ptarmigan Place, Regency Plaza One, Spectrum Center, Stanford Corporate Centre, Three Westlake Park, Trammell Crow Center, Two Renaissance Square, Waterside Commons and The Woodlands Office Properties.

     "Operating Partnership" means Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, in which CREE Ltd. holds a 1% general partner interest, Crescent Equities holds an 83.4% limited partner interest and limited partners (other than Crescent Equities) hold, in the aggregate, a 15.6% limited partner interest.

     "Ownership Limit" means the prohibition on ownership, directly or by virtue of the attribution provisions of the Code, of more than 8.0% of the issued and outstanding Common Share by any single shareholder (or in the case of Richard E. Rainwater and certain related persons as a group, more than 9.5% of the issued and outstanding Common Shares) and on ownership, directly or by virtue of the attribution provisions of the Code, of more than 9.9% of the issued and outstanding shares of any series of preferred shares by any single shareholder.

     "Pending Investments" means the approximately $698.0 million of pending investments of the Company as of March 31, 1997, consisting primarily of the Carter-Crowley Office Portfolio, certain other assets included in the Carter-Crowley Portfolio and the Magellan Facilities.

     "Predecessor Corporation" means Crescent Real Estate Equities, Inc., a Maryland corporation which was the predecessor in interest to Crescent Equities.

     "Property(ies)" means the Office Properties, the Retail Properties, the Hotel Properties, the economic interests in the Residential Development Properties, and any of them.

     "Prospectus" means the prospectus, as the same may be amended.

     "Prospectus Supplement" means this prospectus supplement, as the same may be amended.

     "Purchase Agreement" means the International Purchase Agreement and the U.S. Purchase Agreement, collectively.

     "Rainwater Property Group" means the entities that contributed Properties to the Company in exchange for Units or Common Shares in connection with the formation of the Company.

     "REIT" means a real estate investment trust.

     "Related Party Tenant" means a tenant of a property owned by a REIT, 10% or more of which is owned by the REIT or by a 10% or more owner of the REIT.

     "Residential Development Corporation(s)" means CDMC, HADC, MVDC, and any of them.

     "Residential Development Property(ies)" means the Mira Vista Residential Development Property, the Falcon Point Residential Development Property, the Spring Lakes Residential Development Property, The Highlands Residential Development Property, The Reserve at Frisco Residential Development Property, the Whitehawk Ranch Residential Development Property, the One Beaver Creek Residential Development Property, the Cresta Residential Development Property, the Market Square Residential Development Property, the Eagle Ranch Residential Development Property, the Villa Montane Residential Development Property, and any of them.

     "Residential Development Property Mortgage(s)" means (i) the mortgage in the principal amount of $14.4 million secured by the Mira Vista Residential Development Property, (ii) the mortgages in the aggregate principal amount of $14.4 million secured by the Falcon Point Residential Development Property and the Spring Lakes Residential Development Property, (iii) the promissory note in the principal amount of $20.2 million (of which $15.5 million had been advanced as of March 31, 1997), which is secured by both CDMC's limited partner interest in a partnership that owns six Residential Development Properties located in Colorado and the obligation of the voting shareholders to make certain additional capital contributions to CDMC, and (iv) the promissory note in the principal amount of $4.0 million, of which $3.8 million had been advanced as of March 31, 1997, secured by the Whitehawk Ranch Residential Development Property, or any of them.

     "Retail Properties" means Las Colinas Plaza, The Crescent Atrium and The Woodlands Retail Properties.

     "REVPAR" means revenue per available room.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Special Tax Counsel" means Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company.

     "Tax Counsel" means Shaw, Pittman, Potts & Trowbridge, tax counsel to the Company.

     "Treasury Regulations" means the regulations promulgated by the United States Department of Treasury under the Code.

     "UBTI" means unrelated business taxable income under the Code.

     "Underwriters" means the U.S. Underwriters and the International Managers, collectively.

     "Units" means units of ownership interest in the Operating Partnership, each of which is exchangeable on a one-for-two basis for Common Shares or, at the option of the Company, the cash equivalent thereof, and any of them.

     "U.S. Offering" means the offering in the United States and Canada of 14,000,000 Common Shares (assuming no exercise of the Underwriter's over-allotment option) by the U.S. Underwriters.

     "U.S. Purchase Agreement" means the purchase agreement and the related terms agreement between the Company and the U.S. Underwriters for the purchase of Common Shares in the U.S. Offering.

     "U.S. Representatives" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated and Smith Barney Inc., the representatives of the U.S. Underwriters in the U.S. Offering.

     "U.S. Underwriters" means the various underwriters who have agreed to purchase Common Shares in the U.S. Offering, and any of them.

     "WRE" means Woodlands Retail Equities -- '96 Limited, a partnership in which the Company has a 75% limited partner interest and which owns The Woodlands Retail Properties.

        The inside back cover displays five pictures of properties to be acquired by the Company in connection with the acquisition of the Center-Crowley Office Portfolio. The pictures are (i) Meridian, (ii) Stemmons Place, (iii) Walnut Green, (iv) Palisades Central II and (v) Amberton, all of which are located in Dallas, Texas.

          ============================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............   S-3
The Company.................................  S-11
Recent Developments.........................  S-14
Properties..................................  S-23
Debt Structure..............................  S-48
Use of Proceeds.............................  S-50
Price Range of Common Shares and
  Distributions.............................  S-50
Capitalization..............................  S-52
Selected Financial Data.....................  S-53
Management..................................  S-56
Structure of the Company....................  S-56
Federal Income Tax Considerations...........  S-58
Underwriting................................  S-71
Legal Matters...............................  S-73
Glossary....................................  S-74
                    PROSPECTUS
The Company.................................     2
Risk Factors................................     2
Use of Proceeds.............................     6
Ratios of Earnings to Fixed Charges and
  Preferred Shares Dividends................     6
Description of Preferred Shares.............     6
Description of Common Shares................    11
Description of Common Share Warrants........    13
Certain Provisions of the Declaration of
  Trust, Bylaws and Texas Law...............    14
ERISA Considerations........................    18
Plan of Distribution........................    19
Available Information.......................    20
Incorporation of Certain Documents by
  Reference.................................    21
Experts.....................................    21
Legal Matters...............................    21

          ============================================================
          ============================================================
                               17,500,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                           DEAN WITTER REYNOLDS INC.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            PAINEWEBBER INCORPORATED

                               SMITH BARNEY INC.

                                                                          , 1997
          ============================================================